As filed with the Securities and Exchange Commission on May 25, 2005
Registration No. 333-124941

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to the
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

R.H. Donnelley Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2741	13-2740040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1001 Winstead Drive
Cary, North Carolina 27513
Telephone: (919) 297-1600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Robert J. Bush
Vice President, General Counsel and Corporate Secretary
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Telephone: (919) 297-1600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Thomas C. Daniels, Esq.
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

      Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 25, 2005
PROSPECTUS
$300,000,000
Offer to Exchange
All Outstanding 6 7/8% Senior Notes Due 2013
For 6 7/8% Senior Notes Due 2013
of
R.H. Donnelley Corporation
This Exchange Offer Will Expire at 5:00 p.m.
New York City Time, on June 28, 2005

The Exchange Notes

•	The terms of the notes to be issued, which we refer to as exchange notes, are substantially identical to the outstanding notes that R.H. Donnelley Corporation issued on January 14, 2005, except for transfer restrictions and registration rights provisions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the exchange notes accrues at the rate of 6 7/8% per year, payable on January 15 and July 15 of each year, with the first payment on July 15, 2005.

•	The exchange notes will not be guaranteed by any of our subsidiaries.

•	The exchange notes are our senior unsecured obligations and will rank equally with any of our other future senior unsecured debt, will be effectively junior in right of payment to all of our existing and future secured debt to the extent of the value of the collateral securing the debt, and will be senior in right of payment to all of our future senior subordinated and subordinated debt. The exchange notes are structurally subordinated to all debt of our subsidiaries, including R.H. Donnelley Inc.
Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on June 28, 2005, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Please consider carefully the “Risk Factors” beginning on page 10 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these authorities determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May      , 2005.

REFERENCES TO ADDITIONAL INFORMATION
      This prospectus incorporates or refers to important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us with the Securities and Exchange Commission, or SEC, and incorporated by reference into this prospectus without charge by requesting the documents, in writing or by telephone, from the SEC or by contacting us at:
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Investor Relations
Telephone: (919) 297-1600
      If you would like to request copies of these documents, please do so by June 21, 2005 in order to receive them before the expiration of the exchange offer. For additional information, see “Where You Can Find More Information.”

      The following trademarks referred to, or incorporated by reference, in this prospectus are registered trademarks of Sprint Corporation or its subsidiaries: “Sprint” and “Sprint Yellow Pages.” Additionally, the following trademarks referred to, or incorporated by reference, in this prospectus are registered trademarks of SBC Communications Inc. or its subsidiaries: “SBC” and “SBC Yellow Pages.”

SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before exchanging the outstanding notes. You should read the entire prospectus and the documents incorporated by reference. In this prospectus, unless the context indicates otherwise, “RHD” refers to R.H. Donnelley Corporation, the issuer of the outstanding notes and the exchange notes, and “RHDI” refers to R.H. Donnelley Inc., the wholly owned direct subsidiary of RHD. The terms “we,” “us” and “our” refer to RHD and all of its direct and indirect wholly owned subsidiaries. RHD has no other operations other than through RHDI. The term “Sprint” refers to Sprint Corporation, and “SPA” refers to Sprint Publishing & Advertising, Sprint’s directory publishing business. The term “SBC” refers to SBC Communications, Inc. The term “Preferred Stock” refers to our redeemable, convertible, cumulative preferred stock. Unless otherwise indicated, “notes” refers to outstanding notes and exchange notes.
R.H. Donnelley Corporation
Corporate Overview
      We are a leading yellow pages publisher and directional media company. Directional media is where consumers search to find who sells the goods and services they are ready to purchase. We publish Sprint®-branded yellow pages directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. We also publish SBC®-branded yellow pages directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. We also offer online city guides and search Web sites in all our Sprint markets under the Best Red Yellow Pages® brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com. We also sell local advertising in Illinois and Northwest Indiana onto www.SMARTpages.com, SBC’s Internet yellow pages platform.
      On January 3, 2003, we acquired all the outstanding capital stock of the various entities comprising SPA, Sprint’s directory publishing business, for $2.23 billion in cash. This acquisition, which we refer to as the SPA Acquisition, was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the SPA business are included in our consolidated results from January 3, 2003. The acquired SPA business operates as R.H. Donnelley Publishing & Advertising, Inc., one of our indirect wholly owned subsidiaries.
      On September 1, 2004, we completed the acquisition of SBC’s directory publishing business in Illinois and Northwest Indiana, or the SBC Directory Business, for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference. We refer to this acquisition as the SBC Directory Acquisition. The acquisition was accounted for as a purchase business combination and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The results of the SBC Directory Business are included in our consolidated results from September 1, 2004. The SBC Directory Business operates as R.H. Donnelley Publishing & Advertising of Illinois Partnership, one of our indirect wholly owned subsidiaries.
      Our principal executive offices are located at 1001 Winstead Drive, Cary, North Carolina 27513, and our telephone number is (919) 297-1600. Our common stock is listed on The New York Stock Exchange under the symbol “RHD.” Our predecessor corporation, The Dun & Bradstreet Corporation, was incorporated in 1973 under Delaware law. Our website is located at www.rhd.com. Information contained on our website is not part of this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange $300.0 million in aggregate principal amount of our 6 7/8% senior notes due 2013, which have been registered under the federal securities laws, for $300.0 million in aggregate principal amount of our outstanding unregistered 6 7/8% senior notes due 2013, which we issued on January 14, 2005 in a private offering. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We sold the outstanding notes on January 14, 2005 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers that requires us to conduct this exchange offer. This exchange offer is intended to satisfy our obligations set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you additional interest.

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 28, 2005, unless we decide to extend the expiration date. For additional information, see “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. For additional information, see “The Exchange Offer — Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

• to extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes;

• to terminate the exchange offer if specified conditions have not been satisfied; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect. For additional information, see

“The Exchange Offer — Expiration Date; Extensions; Amendments.”

Procedures for Tendering Notes	If you wish to tender your outstanding notes for exchange, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions; and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. For additional information, see “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. For additional information, see “The Exchange Offer — Procedure for Tendering.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. For additional information, see “Federal Income Tax Consequences of the Exchange Offer.”

Resale of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

• you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

• you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

• you are not one of our affiliates, as defined in Rule 405 of the Securities Act; and

• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution” and “The Exchange Offer — Resale of the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

For additional information, see “The Exchange Offer” for more detailed information concerning the exchange offer.
The Exchange Notes
      For a more complete description of the terms of the exchange notes, see “Description of Senior Notes.”

Issuer	R.H. Donnelley Corporation

Exchange Notes	$300,000,000 principal amount of 6 7/8% senior notes due 2013.

Maturity	January 15, 2013.

Interest Payment Dates	January 15 and July 15 of each year, commencing on July 15, 2005.

Guarantees	The exchange notes will not be guaranteed by any of RHD’s subsidiaries.

Ranking	The exchange notes will be RHD’s senior unsecured obligations and will rank equally in right of payment to all of RHD’s unsecured senior indebtedness. The exchange notes will be senior in right of payment to any of RHD’s future unsecured senior subordinated indebtedness and subordinated indebtedness. The exchange notes will be effectively subordinated in right of payment to all of RHD’s existing and future secured debt (including, as of March 31, 2005, RHD’s guarantee of $2,072.6 million of borrowings under RHDI’s senior secured credit facility and $325.0 million of RHDI’s 8 7/8% senior secured notes due 2010, or the RHDI Senior Notes), to the extent of the value of the assets securing such debt, and will be structurally subordinated to all obligations of each of RHD’s existing and future subsidiaries, including RHDI’s obligations under the senior secured credit facility, the RHDI Senior Notes and $600.0 million of RHDI’s 10 7/8% senior subordinated notes due 2012, or the RHDI Senior Subordinated Notes. We refer to the RHDI Senior Notes and the RHDI Senior Subordinated Notes collectively as the “RHDI Notes.”

As of March 31, 2005, RHD had approximately $2,397.6 million of senior indebtedness (other than the notes), of which $325 million represented the secured guarantee by RHD of the RHDI Senior Notes and $2,072.6 million represented the secured guarantee by RHD of borrowings by RHDI under its senior secured credit facility. This amount does not include the secured guarantee by RHD of the remaining $152.0 million of additional borrowings available under the RHDI revolving credit facility as of March 31, 2005. The guarantees by RHD of borrowings under RHDI’s senior secured credit facility and the RHDI Senior Notes are secured by a pledge of all the stock it owns in RHDI and thus are effectively senior to the exchange notes to the extent of the assets securing such guarantees. As of March 31, 2005, RHD had approximately $600.0 million of senior subordinated indebtedness, all of which represented the guarantee by RHD of the RHDI Senior Subordinated Notes, and had no subordinated indebtedness. As of March 31, 2005, RHD’s subsidiary, RHDI, had $2,072.6 million of debt outstanding under its senior secured credit agreement, with an additional $152.0 million available under its revolving credit facility, and also had the RHDI Senior Notes and the RHDI Senior Subordinated Notes outstanding. All of this indebtedness would be structurally senior to the exchange notes.

Optional Redemption	We may, at our option, redeem some or all of the exchange notes at any time on or after January 15, 2009, at the redemption prices listed under “Description of Senior Notes — Optional Redemption.” Prior to January 15, 2009, we may redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the notes plus the “make-whole” premium as described under “Description of Senior Notes — Optional Redemption.”

In addition, at any time prior to January 15, 2008, we may also redeem up to 40% of the notes with the net proceeds of certain sales of our equity at the redemption price listed under “Description of Senior Notes — Optional Redemption.” However, we may only make the redemptions if, after the redemption of such amount, at least 60% of the aggregate principal amount of the notes issued remains outstanding.

Mandatory Repurchase Offer	If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the exchange notes at the prices listed under “Description of Senior Notes — Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the exchange notes, among other things, restricts RHD’s ability and the ability of its restricted subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase capital stock;

• make certain investments;

• enter into certain types of transactions with affiliates;

• expand into unrelated businesses;

• create liens; and

• sell certain assets or merge with or into other companies.

These covenants are subject to a number of important exceptions, limitations and qualifications. In addition, many of the covenants will be suspended if the notes receive investment grade ratings from either the Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc., or Moody’s Investor’s Service, Inc., and no default or event of default has occurred or is continuing under the Indenture governing the exchange notes. See “Description of Senior Notes — Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk Factors	You should read and consider carefully all the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific factors under the section “Risk Factors” beginning on page 10 in deciding whether to exchange any outstanding notes.

R.H. Donnelley Summary Historical Consolidated Financial Data
      The following summary historical consolidated financial data for each of the five years in the period ended December 31, 2004 were derived from our audited consolidated financial statements. The following summary historical consolidated financial data as of March 31, 2005 and for the three month periods ended March 31, 2004 and 2005 were derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows at the dates and for such periods. The results of operations for the three months ended March 31, 2004 and 2005 should not be regarded as indicative of results for the full year.
      As a result of the SBC Directory Acquisition and the SPA Acquisition, the related financings and accounting treatment for such transactions, our 2005 reported GAAP results are not comparable to our 2004 reported GAAP results, and neither are comparable to 2003 and 2002 or earlier years. Under the deferral and amortization method of revenue recognition, advertising sales for certain directories published prior to each acquisition would have been recognized as revenue in subsequent reporting periods. However, purchase accounting considerations precluded us from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, our reported 2005, 2004 and 2003 GAAP results are not indicative of our underlying operating results and financial performance.
      This table should be read together with our consolidated financial statements and accompanying notes, as well as management’s discussion and analysis of results of operations and financial condition, all of which can be found in publicly available documents, including those incorporated by reference in this prospectus.

						Three Months Ended
	Years Ended December 31,					March 31,

	2000	2001	2002	2003(1)	2004(1)(2)	2004(1)	2005(2)

	(Dollars in thousands)
Statement of Operations Data:
Net revenue	$141,287	$80,253	$75,406	$256,445	$603,116	$143,807	$207,339
Expenses:
Operating expenses	101,029	51,347	48,021	159,244	263,150	53,849	102,406
General and administrative expenses	25,143	46,631	12,027	52,948	59,537	12,725	13,085
Depreciation and amortization	15,433	10,767	6,249	65,779	66,648	14,392	21,651

Total expenses	141,605	108,745	66,297	277,971	389,335	80,966	137,142
Partnership income	147,693	139,964	136,873	114,052	77,967	23,897	—

Operating income	147,375	111,472	145,982	92,526	291,748	86,738	70,197
Interest expense, net(3)	(31,996)	(25,648)	(33,548)	(180,020)	(175,530)	(40,300)	(57,497)
Other income (expense)	86,495	—	(451)	1,523	—	—	—

Income (loss) before income taxes	201,874	85,824	111,983	(85,971)	116,218	46,438	12,700
Provision (benefit) for income taxes(3)	77,116	36,009	44,806	(36,018)	45,906	18,343	4,953

Net income (loss)	124,758	49,815	67,177	(49,953)	70,312	28,095	7,747
Preferred dividend	—	—	24,702	58,397	21,791	5,287	3,319
Loss on repurchase of redeemable convertible preferred stock	—	—	—	—	—	—	133,681

Income (loss) available to common shareholders	$124,758	$49,815	$42,475	$(108,350)	$48,521	$22,808	$(129,253)

Comprehensive income:
Net income (loss)	$124,758	$49,815	$67,177	$(49,953)	$70,312	$28,095	$7,747
Unrealized gain (loss) on interest rate swaps, net of tax	—	(2,330)	2,330	(9)	5,774	(2,707)	12,217

Comprehensive income (loss)	$124,758	$47,485	$69,507	$(49,962)	$75,571	$25,388	$19,964

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$82,766	$86,854	$49,955	$248,597	$406,303	$94,626	$112,827
Investing activities	109,354	(6,100)	(1,932,443)	(377,914)	(1,431,633)	(2,847)	(5,515)
Financing activities	(139,073)	(121,470)	1,875,554	129,252	1,028,363	(90,230)	(110,494)

As of March 31,
2005

(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,573
Total assets	3,972,505
Total long-term debt	3,160,160
Total current liabilities	665,935
Total shareholders’ deficit	(126,773)

										Three Months Ended
	Years Ended December 31,									March 31,

	2000		2001		2002		2003(1)	2004(1)(2)		2004(1)		2005(2)

	(Dollars in thousands)
Other Financial Data:
Capital expenditures	$7,717		$4,550		$3,743		$12,581	$18,013		$2,847		$5,515
EBITDA(4)	249,303		122,239		151,780		159,828	358,396		101,130		91,848
Ratio of earnings to fixed charges(5)	5.4	x	3.7	x	4.0	x	(5)	1.6	x	2.1	x	1.2	x

(1)	Financial data for the three month periods ended March 31, 2004 and 2005 and the years ended December 31, 2003 and December 31, 2004 include the results of the SPA business from and after January 3, 2003. Net revenue, net income (loss) and income (loss) available to common shareholders reflect purchase accounting adjustments that precluded recognition of revenue and certain expenses associated with directories published by SPA prior to the SPA Acquisition, including all January 2003 published directories.

(2)	Financial data for the three month period ended March 31, 2005 and the year ended December 31, 2004 include the results of the SBC Directory Business from and after September 1, 2004. Net revenue, net income (loss) and income (loss) available to common shareholders reflect purchase accounting adjustments that precluded recognition of revenue and certain expenses associated with directories published by the SBC Directory Business prior to the SBC Directory Acquisition, including all September 2004 published directories.

(3)	During 2000 and 2001, we recorded extraordinary losses net of taxes of $0.7 million and $0.4 million, respectively, in our statements of operations pertaining to the prepayment of certain debt instruments. Subsequently, in accordance with FAS 145, the amounts of these losses have been reclassified to interest and income tax expense of $1.1 million and $0.4 million in 2000 and $0.7 million and $0.3 million in 2001, respectively.

(4)	EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income or net income prepared in conformity with generally accepted accounting principles. EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is a common measure presented by many public companies as a means to evaluate underlying operating performance and to assess their respective debt service capabilities. Management believes that EBITDA more accurately reflects the underlying results of operations and thus presents more useful profitability and debt service capacity information for investors.

The most comparable GAAP measure for EBITDA is net income available to common shareholders. The reconciliation of net income (loss) to EBITDA is presented below.

						Three months ended
	Years Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
Statement of Operations Data:
Net income (loss)	$124,758	$49,815	$67,177	$(49,953)	$70,312	$28,095	$7,747
Plus interest expense, net	31,996	25,648	33,548	180,020	175,530	40,300	57,497
Plus tax provision (benefit)	77,116	36,009	44,806	(36,018)	45,906	18,343	4,953
Plus depreciation and amortization	15,433	10,767	6,249	65,779	66,648	14,392	21,651

Total EBITDA	$249,303	$122,239	$151,780	$159,828	$358,396	$101,130	$91,848

(5)	The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of (a) income from continuing operations before income from equity investments in partnerships and income taxes, (b) fixed charges and (c) cash distributions from partnership investments; and

•	fixed charges consist of (a) interest on debt, (b) amortization of debt issuance costs and (c) one-third of operating rental expense, which management believes is representative of the interest component of rent expense.
Due to our losses in the year ended December 31, 2003, the ratio was less than 1:1. We would have had to generate additional earnings of $80.3 million to achieve a coverage ratio of 1:1 for this period.

RISK FACTORS
      In considering whether to exchange any outstanding notes, you should carefully consider all the information included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below.
Risks Relating to our Business

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.
      We have a substantial amount of debt and significant debt service obligations due in large part to the financings related to the SBC Directory Acquisition and the SPA Acquisition. As of March 31, 2005, we had total outstanding debt of $3,297.6 million. Furthermore, we had an additional $152.0 million of borrowings available under the revolving portion of RHDI’s senior secured credit facility. As a result of our significant amount of debt and debt service obligations, we face increased risks regarding, among other things, the following:

•	our ability to obtain additional financing in excess of the borrowing capacity under our $175.0 million revolving credit facility and/or under the $400.0 million of incremental borrowings potentially available under our term loans on satisfactory terms to fund working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements is limited;

•	we are more vulnerable to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that may be less leveraged;

•	we face increased exposure to rising interest rates as a portion of our debt is at variable interest rates;

•	we have reduced availability of cash flow to fund working capital requirements, capital expenditures, acquisitions or other strategic initiatives, investments and other general corporate requirements because a substantial portion of our cash flow will be needed to service our debt obligations;

•	we have limited flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	the agreements governing our debt substantially limit our ability to access the cash flow and value of our subsidiaries and, therefore, to make payments on the notes; and

•	there could be a material adverse effect on our business and financial condition if we were unable to service our debt or obtain additional financing, as needed.
      Our ability to pay principal and interest on our debt obligations will depend upon our future operating performance and our ability to refinance debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, defer or refuse to pursue certain strategic initiatives, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets. We may not be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

Our operations and our ability to fulfill our obligations under the notes are restricted by the terms of our existing debt and our convertible preferred stock, which could adversely affect us and our ability to service the notes.
      The indentures governing the notes, the RHDI Notes, and RHDI’s senior secured credit facility include a number of significant restrictive covenants. These covenants could adversely affect RHD by limiting its ability to obtain funds from its subsidiaries, or to plan for or react to market conditions or to meet its capital needs. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends on RHDI’s equity interests, repurchase RHDI’s equity interests or make other payments to RHD, which could adversely affect the ability of RHD to satisfy its obligations under the notes (for more information, see the risk factor entitled “The issuer of the notes, RHD, is a holding company with no material assets other than the stock of its subsidiaries, and will not be able to service the notes unless it is able to receive distributions from these subsidiaries, which distributions may be subject to restrictions under the agreements governing the indebtedness of these subsidiaries,” below in this prospectus);

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	expand into unrelated businesses;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.
      In addition, RHDI’s senior secured credit facility includes other and more restrictive covenants and prohibits us from prepaying these notes and the RHDI Notes while borrowings under this credit facility are outstanding. This credit facility also requires us to maintain certain financial ratios and meet other financial tests. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could require us to repay these borrowings before their scheduled due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under this credit facility and the holders of the RHDI Senior Notes, which became secured in connection with the amendment and restatement of this credit facility for the SBC Directory Acquisition, could foreclose on substantially all of our assets. In addition, these lenders could elect to declare all amounts borrowed under this credit facility, together with accrued interest, to be due and payable, which, in some instances, would be an event of default under the indentures governing the RHDI Notes and the notes. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including higher interest rates and more restrictive covenants. Any future refinancing of this credit facility is likely to contain similar restrictive covenants.
      Furthermore, the terms of the purchase agreement with respect to our Preferred Stock restricts our ability and the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	enter into major corporate transactions;

•	pay dividends on shares of our common stock or repurchase shares of our common stock;

•	enter into certain types of transactions with affiliates; and

•	sell or acquire certain assets.
      Our failure to comply with these terms would result in a breach of this agreement, which could have a material adverse effect on our business.

We face intense competition that may reduce our market share and harm our financial performance.
      The United States directory advertising industry is highly competitive. Approximately 80% of total United States directory advertising sales are attributable to Regional Bell Operating Company, or RBOC, and other incumbent directory publishers, collectively referred to as the incumbent publishers, that typically publish directories where they (or their licensors or affiliates) offer local phone service. In addition, more than

240 independent yellow pages directory publishers operating in the United States compete with those incumbent publishers and represent the remaining market share.
      In nearly all markets, we compete with one or more yellow pages directory publishers, which are predominantly independent publishers, such as the U.S. business of Yell Group Ltd., TransWestern Publishing Company LLC and White Publishing Company. We believe that acting as the exclusive, official incumbent publisher of directories for the incumbent local telephone company (SBC and Sprint) in our markets provides us with a competitive advantage over independent publisher competitors. In some markets, we also compete with other incumbent publishers in overlapping and adjacent markets. Some of these independent publishers and many of these other incumbent publishers with which we compete are larger than us and have greater financial resources than we have. We may not be able to compete effectively with these other publishers for advertising sales or acquisitions in the future.
      We also compete for advertising sales with other traditional media, including newspapers, magazines, radio, direct mail, telemarketing, billboards and television. We believe we also sustain a competitive advantage over many of these competitors. Many of these other traditional media competitors are larger than us and have greater financial resources than we have. We may not be able to compete effectively with these companies for advertising sales or acquisitions in the future.
      The Internet has emerged as a new medium for advertisers. Advances in technology have brought and likely will continue to bring new participants, new products and new channels to the industry, including increasing use of electronic delivery of traditional directory information and electronic search engines/services. The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods and users’ preferences. The use of the Internet and wireless devices by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our traditional products and services. National search companies such as Google® and Yahoo!® are focusing and placing large priorities on local commercial search initiatives. Our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet and wireless devices. We may not be able to respond successfully to any such developments.
      Through our online city guides, “look and feel” electronic directories and search web sites, we also compete with the Internet yellow pages directories of independent and other incumbent directory publishers, and with other Internet sites, including those available through wireless applications, that provide classified directory information, such as Switchboard.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN® and others, some of which have entered into affiliate agreements with other major directory publishers. We may not be able to compete effectively with these other companies, some of which may have greater resources than we do, for advertising sales or acquisitions in the future.
      In addition, the market position of telephone utilities, including those with which we have relationships, may be adversely impacted by the Telecommunications Act of 1996, which effectively opened local telephone markets to increased competition. In addition, Federal Communication Commission rules regarding local number portability, advances in communications technology (such as wireless devices and voice over Internet protocol) and demographic factors (such as potential shifts in younger generations away from wireline telephone communications towards wireless or other communications technologies) may further erode the market position of telephone utilities, including Sprint and SBC. As a result, it is possible that Sprint and/or SBC will not remain the primary local telephone service provider in their local service areas. If either Sprint or SBC were no longer the primary local telephone service provider in any particular local service area, our license to be the exclusive publisher in that market and to use the Sprint or SBC brand name, as the case may be, on our directories in that market may not be as valuable as we presently anticipate, and we may not realize some of the existing benefits under our commercial arrangements with Sprint or SBC.
      Sprint recently announced that it may spin off its local telephone operations if its merger with Nextel Communications is consummated. While our contractual arrangements with Sprint provide that any successor to the local telephone business must enter into substantially similar arrangements with us for the remaining term of our agreement with Sprint, it is possible that the spin off could have a material adverse effect on our results of operations or financial condition for a variety of reasons, including if the spun-off business does not perform as well as it would have if it had remained part of a larger company. While SBC’s proposed acquisition of AT&T has not yet raised any issues regarding the value of our contractual relationship with SBC, we cannot assure you that the form of or ramifications from any such transaction would not have some material adverse effect on our financial condition or results of operations.

We could be materially adversely affected by declining usage of printed yellow pages directories and changes in technology.
      From 1997 to 2000, overall references to print yellow pages directories in the United States declined; however, overall references to print yellow pages directories remained stable from 2000 through 2004. We believe the past decline was primarily a result of demographic shifts among consumers, particularly the increase of households in which English was not the primary language spoken. We also believe that the past decline was attributable to increased usage of Internet-based directory products, particularly in business-to-business and retail categories, as well as the proliferation of very large retail stores for which consumers and businesses may not reference the yellow pages. We believe that over the next several years, references to print yellow pages directories may gradually decline as users may increasingly turn to digital and interactive media delivery devices for local commercial search information.
      Any decline in usage could:

•	impair our ability to maintain or increase our advertising prices;

•	cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases; and

•	discourage businesses that do not purchase advertising in our yellow pages directories from doing so.
      Any of the factors that may contribute to a decline in usage of our print directories, or a combination of them, could impair our revenues and have a material adverse effect on our business.
      The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods and users’ technological preferences. The use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, to incorporate the latest technological advances and accommodate changing user preferences, including the use of the Internet. We may not be able to provide services over the Internet successfully or compete successfully with other Internet-based directory services. In addition, if we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our results of operations or financial condition could be materially adversely affected.

We may not be able to successfully integrate the SBC Directory Business into our operations, which could adversely affect our business.
      The integration of the SBC Directory Business into our operations involves a number of risks, including:

•	difficulty integrating operations;

•	diversion of management attention;

•	potential disruption of ongoing business because of the unknown reactions to the combination of the acquired business and our existing business by vendors, customers and other key constituencies;

•	difficulties in assimilating the employees, technologies, services and products of the acquired business;

•	inability to retain key personnel;

•	inability to successfully incorporate acquired business components with our existing infrastructure; and

•	inability to maintain uniform standards, controls, procedures and policies.
      We intend to invest significantly in the SBC Directory Business, which could reduce our future earnings and cash flow. The funds we invest in the SBC Directory Business may not be sufficient to improve the operating performance of this business from historical levels.
      If we are unable to effectively integrate operations in a timely and efficient manner, we may not realize the benefits expected from the SBC Directory Acquisition. Failure to overcome these risks or any other problems encountered in connection with the SBC Directory Acquisition could slow our growth and/or lower the quality of our services, which could reduce customer demand.

Our rights under certain of our ongoing commercial arrangements with Sprint and/or SBC and/or their respective affiliates could be impaired if there are bankruptcy proceedings against Sprint, SBC or their respective affiliates during the term of our commercial contracts with them.
      Contract rights under the directory services license agreement, trademark license agreement and non-competition agreement with Sprint and its affiliates, as well as under the directory services license agreement and non-competition agreement with SBC and its affiliates constitute a substantial portion of our commercial arrangements with Sprint and SBC, as the case may be. Pursuant to these commercial arrangements, we are the exclusive directory publisher for Sprint in the markets where Sprint provided telephone service at the time of the relevant agreements and for SBC in Illinois and Northwest Indiana. If a bankruptcy case were to be commenced by or against Sprint or SBC, as the case may be, it is possible that all or part of the applicable agreements could be considered an executory contract and could therefore be subject to rejection by Sprint or SBC, as the case may be, or by a trustee appointed in a bankruptcy case pursuant to Section 365 or Section 1123 of the United States Bankruptcy Code.
      If one or more of these agreements were rejected, the applicable agreement may not be specifically enforceable, in which case we would have only an unsecured claim for damages against Sprint or SBC, as the case may be, for the breach of contract resulting from the rejection. If the applicable directory services license agreement were rejected, we would, among other things, no longer be entitled to be Sprint’s or SBC’s, as the case may be, exclusive publisher of telephone directories in the affected markets. We could also lose our right to use Sprint’s and/or SBC’s name and logo, as the case may be, and to enforce the provisions of the applicable agreements under which we have the right to license trademarks of successor local exchange carriers in the Sprint or SBC markets, as the case may be. If the applicable non-competition agreement were rejected and specific enforcement were not available, Sprint or SBC, as the case may be, would, among other things, no longer be precluded from publishing print telephone directories or selling certain advertising in the applicable restricted markets.
      In connection with the SPA Acquisition, Sprint created a bankruptcy remote special purpose vehicle in the form of a limited liability company and contributed and assigned the trademarks being licensed to us under the trademark license agreement to this limited liability company. The operating agreements of this limited liability company require, among other things, that the board of managers of this entity include one independent manager that is unaffiliated with Sprint. The consent of this independent manager is required for the entity to take certain actions, including, among other things, commencement of a bankruptcy proceeding. Because the trademarks were contributed to this limited liability company, our rights under the trademark license agreement are not subject to rejection in the event of a bankruptcy proceeding involving Sprint unless there is also a bankruptcy proceeding involving this limited liability company. Although we believe that the likelihood of this entity being the subject of a bankruptcy proceeding is limited by this structure and the governing provisions of the operating agreement, if the trademark license agreement were rejected in a bankruptcy proceeding, we would lose the right to use the Sprint brand name for the former SPA directories we now publish in those markets.

      In the SBC Directory Acquisition, no bankruptcy remote special purpose vehicles have been established so that we are relatively more susceptible to bankruptcy risk with respect to the commercial arrangement with SBC and its affiliates, although management believes that SBC’s credit rating and financial position are significantly better than that of Sprint at the time of the SPA Acquisition.
      The loss of any rights under any of these arrangements with Sprint and its affiliates or SBC and its affiliates may have a material adverse effect on our financial condition or results of operations.

Our inability to enforce the non-competition agreements with Sprint and/or SBC may impair the value of the SPA business and/or the SBC Directory Business.
      In connection with the SPA Acquisition and the SBC Directory Acquisition, Sprint and SBC each entered into a non-competition agreement with us. The Sprint non-competition agreement prohibits Sprint, in the markets in which Sprint provided local telephone service at the time of the transaction, from selling local directory advertising or producing, publishing and distributing print directories, with certain limited exceptions. The SBC non-competition agreement prohibits SBC from producing, publishing and distributing print directories in Illinois and Northwest Indiana, from selling local or national directory advertising in such directories and from selling local Internet yellow pages advertising for certain Internet yellow pages directories (or from licensing certain SBC marks to a third party for that purpose), subject to limited exceptions. However, under state and federal law, a covenant not to compete is only enforceable:

•	to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement;

•	if it does not unreasonably restrain the party against whom enforcement is sought; and

•	if it is not contrary to the public interest.
      Enforceability of a non-competition covenant is determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible for us to predict whether, or to what extent, a court would enforce either Sprint or SBC’s covenants not to compete against us during the term of the non-competition agreement. If a court were to determine that the non-competition agreement is unenforceable, Sprint or SBC, as the case may be, could compete directly against us in the previously restricted markets. Our inability to enforce the non-competition agreement with Sprint or SBC could have a material adverse effect on our financial condition or results of operations.

Our commercial arrangements with Sprint and SBC may be terminated prior to the currently scheduled expiration of the initial term under certain circumstances.
      Our commercial arrangements with each of Sprint and SBC have an initial term of 50 years, subject to specified automatic renewal and early termination provisions. These commercial arrangements with Sprint and SBC may be terminated by them prior to their stated term under certain specified circumstances, some of which at times may be beyond our reasonable control and/or which may require extraordinary efforts or the incurrence of material excess costs on our part in order to avoid breach of the applicable agreement. It is possible that these arrangements will not remain in place for their full stated term or that we may be unable to avoid all potential breaches of or defaults under these commercial arrangements. Further, any remedy exercised by Sprint or SBC, as the case may be, under any of these arrangements with Sprint or SBC could have a material adverse effect on our financial condition or results of operations.

Future changes in directory publishing obligations in Illinois and Northwest Indiana may increase our costs.
      Pursuant to the directory services license agreement with SBC, we are required to discharge SBC’s regulatory obligation to publish white pages directories covering each service territory in the Illinois and Indiana markets for which we acquired the SBC Directory Business. If the staff of a state public utility commission in Illinois or Indiana were to impose additional or changed legal requirements in any of these service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of SBC, even if such compliance were to increase our publishing costs. Pursuant to the directory services agreement, SBC will generally not be obligated to reimburse us for any increase in our costs of publishing directories that satisfy SBC’s publishing obligations. Our results of operations relative to competing directory publishers could be adversely affected if we are not able to increase our revenues to cover any such unreimbursed compliance costs. Our directory services license agreement with Sprint generally provides that Sprint will reimburse us for material increases in our costs relating to our complying with Sprint’s directory publishing obligations in our Sprint markets.

Our operation of the SBC Directory Business depends on SBC continuing to provide transition services to us; if these transition services were prematurely halted or if we are unable ultimately to replicate the transition services internally, our business would be materially adversely affected.
      In connection with the SBC Directory Acquisition, we entered into a transition services agreement with SBC under which affiliates of SBC continue to perform certain functions on behalf of the SBC Directory Business. The primary transition services provided by SBC and its affiliates under this agreement include certain information technology support, certain marketing services, certain pre-press publishing and distribution services, and certain customer service and billing and collection services. Substantially all of these functions will be assumed by us at various times through the third quarter of 2005. While there are certain performance standards and estimated costs specified in the transition services agreement and we expect SBC to appropriately discharge its obligations under the agreement consistent with the specified standards and estimated costs, we do not control SBC and there can be no assurance that all of these functions will be successfully executed on a timely basis or that we will not have to expend extraordinary efforts or material costs in excess of those estimated in the transition services agreement. Further, any interruption in these services or such extraordinary efforts or costs could have a material adverse effect on our financial condition or results of operations.
      One of the most critical functions performed by SBC under the transition services agreement related to billing and collection. Under that agreement, the local SBC telephone company billed and collected from our local advertising customers in the Illinois and Northwest Indiana directories and remitted collections (net of a specified holdback) to us through early 2005. On a monthly basis commencing September 1, 2004, SBC provided an advance to us related to those receivables, and as such, we recorded an advance from SBC that was decreased as SBC collected from our advertisers, thus satisfying that liability. In the first quarter of 2005, we assumed all responsibility for billing and collections from SBC relating to our advertising customers in the Illinois and Northwest Indiana directories. Despite the completed transition of the billing and collection functions, it is possible that advertisers may be confused by the change in billing party and/or less likely to pay us for their directory advertising than they were to pay the provider of their local phone service. Accordingly, we cannot provide any assurance that our bad debt levels will not increase as a result of this billing and collection transition.

Our business may be adversely affected by our reliance on, and our extension of credit to, small- and medium-sized businesses.
      Approximately 85% of our directory advertising revenue is derived from selling advertising to small- and medium-sized businesses. In the ordinary course of our yellow pages publishing business, we extend credit to these advertisers for advertising purchases. Small- and medium-sized businesses, however, tend to have fewer financial resources and higher failure rates than large businesses. The proliferation of very large retail stores may continue to harm small- and medium-sized businesses. We believe these limitations are significant contributing factors to having advertisers in any given year not renew their advertising in the following year. In addition, full or partial collection of delinquent accounts can take an extended period of time. Consequently, we could be adversely affected by our dependence on and our extension of credit to small- and medium-sized businesses.

Our dependence on third-party providers of printing, distribution and delivery services could materially adversely affect us.
      We depend on third parties for the printing and distribution of our directories. We are a party to a contract with R.R. Donnelley for the printing of our directories. Printing is one of our largest costs items accounting for approximately 10% of our total operating and general and administrative expenses. Although the contract does not expire until December 2012, because of the large print volume and specialized binding of directories, there are a limited number of companies capable of servicing our printing needs. Accordingly, the inability or unwillingness of R.R. Donnelley to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business. No common ownership or other business affiliation exists between R.R. Donnelley and us.
      We are a party to contracts with three companies for the distribution of our directories. Although these contracts are scheduled to expire in February 2007, any of these vendors may terminate its contract with us upon 120 days’ written notice. There are a limited number of companies capable of servicing our delivery needs. Accordingly, the inability or unwillingness of our current vendors to provide delivery services to us on acceptable terms or at all could have a material adverse effect on our business.

Fluctuations in the price and availability of paper could adversely affect our business.
      Our principal raw material is paper. We currently contract with four vendors for the purchasing of paper. These agreements expire at various times from December 31, 2005 through December 31, 2006. Pursuant to the contract under which we obtain the great majority of our paper and which extends through December 31, 2006, the price of the paper was set at inception and increases at various dates during the term of the agreement. Should the market price of the paper drop below the set prices under that contract, both parties are obligated to negotiate in good faith a lower paper price. We are subject to delays in receiving this principal raw material. Further, changes in the supply of, or demand for, paper could affect market prices or delivery times. Paper is one of our largest cost items accounting for approximately 5% to 7% of our total operating and general and administrative expenses. We cannot assure you that we will have available necessary raw materials at reasonable prices or that any increases in paper costs would not have a material adverse effect on our business, results of operations or financial condition.

Our sales of advertising to national accounts is coordinated by third parties that we do not control.
      Approximately 15% of our directory advertising revenues are derived from the sale of advertising to national or large regional companies, such as rental car companies, automobile repair shops and pizza delivery businesses, each of which generally purchases advertising in several of our directories. Substantially all of the revenue derived from national accounts is serviced through Certified Marketing Representatives, or CMRs, with whom we contract. CMRs are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. Although we believe that our relationships with these CMRs have been mutually beneficial, if some or all of the CMRs with whom we have established relationships were unable or unwilling to do business with us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. During 2003, we began acting as a CMR directly placing certain national advertising. It is possible that such a development could adversely impact our relationships with CMRs or expose us to possible legal claims from CMRs. We are also subject to credit risk with CMRs with whom we contract.

General economic factors, particularly those affecting the midwestern United States, could adversely affect our results of operations and financial condition.
      Our business results could be adversely affected by a prolonged national or regional economic recession. We derive substantially all of our net revenue from the sale of advertising in directories. Typically, our advertising revenues, as well as those of yellow pages publishers in general, do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business, operating results or financial condition. As a result, we may experience lower than expected revenues for our business in the future.

      In addition, any residual economic effects of, and uncertainties regarding:

•	the general possibility, express threat or future occurrence of terrorist or other related disruptive events; or

•	the United States’ continuing or expanded involvement in war, especially with respect to the major markets in which we operate that depend heavily upon travel, tourism or the military, could adversely affect our business.
      We expect that approximately 45% of our net revenues will be derived from the sale of SBC-branded directory advertising (and other related products and services) in Illinois and Northwest Indiana. The Midwest economy, and particularly Chicago, has been relatively slower to recover from the economic recession than many other parts of the country and many of our other markets, especially many of our Nevada and Florida markets. While the SBC Directory Acquisition moderated our dependence on, and risk associated with, heavily tourist-driven economies, it increased our exposure to and risk associated with the slower growth Midwest economy. As a result, we may experience lower than previously expected revenue growth in the future.

Our business could be adversely affected by turnover among our account executives or loss of key personnel.
      Our ability to achieve our business plan depends to a significant extent on our ability to identify, hire, train and retain qualified sales personnel in each of the regions in which we operate. We expend a significant amount of resources and management time on identifying and training our sales representatives and sales managers. Our ability to attract and retain qualified sales personnel depends on numerous factors, including factors outside of our control, such as conditions in the local employment markets in which we operate. A decrease in the number of sales representatives and sales managers could adversely affect our results of operations, financial condition and liquidity, as well as our ability to service our debt, including payments on the exchange notes.
      Furthermore, we depend on the continued services of key personnel, including our experienced senior management team as well as our regional sales management personnel. Although we believe that we could replace our senior management team and other key employees within a reasonable time period should the need arise, the loss of these key personnel could have a material adverse effect on our business.

The loss of important intellectual property rights could adversely affect our competitiveness.
      Some trademarks such as the “Sprint”, “SBC” and “Donnelley” brand names and other intellectual property rights are important to our business. We rely upon a combination of copyright and trademark laws as well as contractual arrangements, including licensing agreements, particularly with respect to Sprint and SBC markets, to establish and protect our intellectual property rights. We are required from time to time to bring lawsuits against third parties to protect our intellectual property rights. Similarly, from time to time, we are party to proceedings whereby third parties challenge our rights. We cannot be sure that any lawsuits or other actions brought by us will be successful or that we will not be found to infringe the intellectual property rights of third parties. Although we are not aware of any material infringements of any trademark rights that are significant to our business, any lawsuits, regardless of their outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations. In addition, we only have rights to use the Sprint and SBC name and logos in certain markets. The loss of important intellectual property rights such as trademarks could have a material adverse effect upon our business, financial condition and results of operations.

Our information technology modernization efforts may disrupt our operations.
      We are in the process of upgrading and modernizing our legacy Amdocs process management infrastructure to Amdocs’ iGen platform, an integrated, web-based, fully scalable set of business applications. While this modernization effort is expected to permit us to advance our digital local commercial search and integrated media strategy by more effectively and efficiently capturing and organizing our local market content, the modernization effort is complicated and is expected to take the next 12 to 15 months to fully implement. During the modernization effort, we may experience a disruption to our business. We cannot assure you that any disruption caused by the modernization efforts will not materially adversely affect our business. In addition, we expect to incur approximately $20.0 million of capital expenditures and approximately $5.0 million in expenses over the next 15 months in connection with this modernization effort, which is higher than our historical levels of capital expenditures and represents funds that would otherwise have been used to repay debt or for other strategic or general corporate purposes.
Risks Relating to the Notes

The issuer of the notes, RHD, is a holding company with no material assets other than the stock of its subsidiaries, and will not be able to service the notes unless it is able to receive distributions from these subsidiaries, which distributions may be subject to restrictions under the agreements governing the indebtedness of these subsidiaries.
      RHD is a holding company with no material assets other than the stock of its subsidiaries, which subsidiaries have not guaranteed the obligations of RHD under the notes. It has no independent operations and owns substantially all of its assets at the subsidiary level. As a result, RHD will need to receive distributions from its subsidiaries in order to service its obligations under the notes, including making principal and interest payments. Some of the agreements governing the indebtedness of RHD’s subsidiaries, including the credit agreement for the senior secured credit facility and the indentures for the RHDI Notes, include restrictive covenants that limit or in some cases prohibit these subsidiaries from making distributions to RHD. RHD’s subsidiaries will be permitted under the terms of the senior secured credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to RHD. In addition, RHD’s subsidiaries may incur liabilities that are not considered debt under the indentures governing the RHDI Notes. As of March 31, 2005, RHDI had an additional $152.0 million available under the revolving portion of its senior secured credit facility. It is possible that these subsidiaries will not be able to make sufficient distributions during the term of the notes.

The notes will be effectively subordinated to RHD’s secured debt and the notes will be structurally subordinated to RHD’s subsidiaries’ debt.
      As of March 31, 2005, RHD had $3,297.6 million of indebtedness, of which $2,397.6 million was secured by substantially all of its assets. Specifically, the senior secured credit facility of RHDI and the RHDI Senior Notes are secured by liens on substantially all of our assets. All of this debt, both secured and unsecured, other than the notes, has been issued by RHD’s subsidiaries and guaranteed by RHD and RHDI’s subsidiaries. RHD may incur additional unsecured and secured debt in the future, consistent with the terms of the indenture governing the notes and our other debt agreements. Holders of our secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. The notes are effectively subordinated to all such secured debt to the extent of the value of its collateral. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of the unsecured debt of RHD that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, but after holders of debt or other creditors of RHD’s subsidiaries based upon the respective amounts owed to each holder or creditor, in our remaining assets.
      In addition, the notes are structurally subordinated to the debt of our subsidiaries. The indenture governing the notes does not require that the notes be guaranteed by subsidiaries that guarantee any other debt of RHD. In addition, holders of the debt of RHD’s subsidiaries will have claims that are prior to your claim as holder of our notes. There may not be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of RHD’s secured debt, if any, or holders of the debt of RHD’s subsidiaries. In addition, the rights of RHD to participate in any distribution of assets of any of its subsidiaries upon its liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that claims of RHD itself as a creditor of the subsidiary may be recognized. After the payment of the subsidiary’s liabilities, the subsidiary may not have enough assets remaining to pay to RHD to permit RHD’s creditors, including the holders of the notes, to be paid.

The notes are not obligations of any of RHD’s subsidiaries.
      RHD’s subsidiaries are separate and distinct legal entities. They are not the issuers of the notes and have not guaranteed the obligations of RHD under the notes. They have no obligation to pay any amounts due on the notes or to provide RHD, which has no operations apart from those of its subsidiaries, with funds for its payment obligations under the notes and its other debt (which consists of guarantees of RHDI’s debt), whether by dividends, distributions, loans or otherwise. Payments to RHD by its subsidiaries are also contingent upon its subsidiaries’ earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by RHD’s subsidiaries to it could be subject to statutory or contractual restrictions.
      RHD’s subsidiaries may not provide sufficient funds for RHD to make payments on the notes. RHD’s subsidiaries are subject to agreements that restrict their ability to make distributions and transfer assets to RHD, which would be deemed a restricted payment under the indentures governing the RHDI Notes. There is no specific exception to this restriction in the indentures governing the RHDI Notes that would permit funds to be distributed to RHD to make interest payments on the notes. In addition, the indenture governing the notes permits our subsidiaries to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payments of dividends or the making of loans by our subsidiaries to RHD. In addition to these contractual restrictions and prohibitions, the laws of our subsidiaries’ jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to RHD. Furthermore, pursuant to the terms of these agreements, our subsidiaries are and will be required to make payments on the RHDI Notes, under the senior secured credit facility and other indebtedness incurred prior to making distributions or transferring assets to us. In addition to the limitations on distributions, dividends and loans to RHD by any of RHD’s subsidiaries, the agreements governing the RHDI Notes and RHD’s other indebtedness or any future agreements may prohibit or limit RHD’s and its subsidiaries’ ability to, among other things, dispose of assets (including the stock of RHD’s subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the notes if not prohibited or limited. In addition, the indenture governing the notes permits RHD to incur additional debt and make restricted payments in an amount significantly in excess of the amount RHDI is permitted to incur or make, as the case may be, under the indentures governing the RHDI Notes. As a result, RHD may make restricted payments and incur debt which its subsidiaries may not be able to service.
      RHD’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of the applicable subsidiary’s creditors, including holders of the RHDI Notes, lenders under the senior secured credit facility and trade creditors. This means that the holders of the debt would have a claim prior to that of the holders of the notes, with respect to the assets of that subsidiary. In addition, even if RHD were a creditor of any of its subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any debt of its subsidiaries senior to that held by it.

We may not have the ability to raise the funds necessary to purchase the notes upon a change of control as required by the indenture governing the notes.
      Upon the occurrence of certain change of control events, each holder of the notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control will be limited by the terms of our other debt, including the indentures governing our RHDI Notes which also require a repurchase upon a change of control, and, moreover, we may not have adequate financial resources to repurchase the notes and the RHDI Notes.

      In addition, in the event of a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under the senior secured credit facility and the RHDI Notes. We may not be able to repay amounts outstanding under the senior secured credit facility and then still have adequate available capital resources to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms that will allow us to repurchase the notes.

An active liquid trading market for the exchange notes may not develop.
      There is currently no public market for the exchange notes. The exchange notes are a new class of securities which have never been traded. We cannot assure you that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will also be volatile. This volatility in price may effect your ability to resell your exchange notes or the timing of their sale.

If you do not exchange your outstanding notes, you may have difficulty transferring them at a later time.
      We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.
      If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      You should carefully review the information included or incorporated by reference in this prospectus. In this prospectus, we state our expectations as to future events and our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “outlook” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks included or incorporated by reference in this prospectus. Those factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.
      These risks, uncertainties and contingencies are described in detail in the section entitled “Risk Factors” in this prospectus, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as our other periodic filings with the SEC, which are incorporated by reference into this prospectus as provided in “Where You Can Find More Information — Incorporation by Reference.” In summary and without limitation these risks, uncertainties and contingencies include the following:

•	our ability to meet our substantial debt service obligations;

•	risks and uncertainties caused by the restrictive covenants under the terms of our debt and convertible preferred stock agreements;

•	changes in the usage of print yellow pages directories and changes in technology;

•	competition in the yellow pages industry and other competitive media;

•	uncertainties in our ability to successfully integrate the business acquired from SBC Communications Inc.;

•	risks arising from our reliance on and extensions of credit to small- and medium-sized businesses;

•	risks arising from our dependence on third party providers of printing, distribution and delivery services and the sale of advertising to national accounts;

•	general economic conditions and consumer sentiment in our markets; and

•	fluctuations in the price and availability of paper.
      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. These forward-looking statements are made as of the date of the prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.
USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our debt.

CAPITALIZATION
      The following table sets forth our capitalization as of March 31, 2005 on an actual consolidated basis. The net proceeds from the offering of the outstanding notes was approximately $293.9 million, after deducting the initial purchasers’ discount and our offering expenses. We used approximately $277.2 million of the net proceeds to repurchase approximately 50% of our outstanding Preferred Stock from investment partnerships affiliated with The Goldman Sachs Group, Inc. We refer to these investment partnerships as the “GS Funds.” We used the remaining net proceeds to repay debt under our senior secured credit facilities. Other than the outstanding notes, all of the debt shown below is RHDI’s debt. All of RHD’s debt, other than the outstanding notes, are guarantees of RHDI’s debt. RHDI is the direct wholly owned subsidiary of RHD, and RHD is the issuer of the publicly traded common stock and Preferred Stock.

	As of
	March 31, 2005

	(Dollars in thousands)
Cash and cash equivalents	$7,573
Current portion of long-term debt	137,391
Long-term debt:
Senior secured credit facility	1,935,160
8 7/8% senior notes due 2010	325,000
10 7/8% senior subordinated notes due 2012	600,000
6 7/8% senior notes due 2013	300,000

Total debt (including current portion)	3,297,551
Convertible preferred stock	110,411
Shareholders’ equity (deficit):
Preferred stock, $1.00 par value; 10,000,000 shares authorized; none outstanding	—
Common stock, $1.00 par value; 400,000,000 shares Authorized; 51,621,894 shares issued and outstanding, actual and as adjusted	51,622
Additional paid-in capital	7,394	(1)
Unamortized restricted stock	(35)
Warrants outstanding	13,758
Retained earnings (deficit)	(53,250	)(1)
Treasury stock, at cost, 20,137,361 shares for 2004 and 20,589,520 shares for 2003	(163,729)
Accumulated other comprehensive income	17,467

Total shareholders’ equity (deficit)	(126,773	)(1)

Total capitalization	$3,281,189

(1)	Includes the amount recognized for the beneficial conversion feature associated with the Preferred Stock that we repurchased from the GS Funds. Through January 14, 2005, the date of repurchase, we previously recognized approximately $35.0 million related to the beneficial conversion feature associated with these shares. We have recorded a reduction in earnings available to common stockholders of $133.7 million to reflect the loss on the repurchase of the Preferred Stock in the first quarter of 2005.

DESCRIPTION OF OTHER INDEBTEDNESS
Senior Secured Credit Facility
      RHD and RHDI, as the borrower, are parties to an Amended and Restated Credit Agreement, or the Credit Agreement, with the lenders from time to time parties thereto, as amended from time to time, dated as of September 1, 2004 providing for aggregate facilities in the original principal amount of $2,525.0 million (we refer to these as the “Credit Facilities”). As of March 31, 2005, the outstanding principal balance of the Credit Facilities was approximately $2,072.6 million. On December 6, 2004, the Credit Agreement was amended to, among other things, refinance the then outstanding $1,644.6 million of term B-2 loans with a new tranche of term D loans in the amount of $1,444.6 million and a new tranche of term A-3 loans in the amount of $200.0 million. In addition, the Credit Agreement provides that RHDI may, at its option, request that the Credit Facilities be increased by up to $400.0 million of new tranche C term loans. The revolving credit facility, tranche A-2 term loans and tranche A-3 term loans mature on December 31, 2009, and the tranche D term loans mature on June 30, 2011, provided that if more than $25.0 million of the RHDI Senior Notes are outstanding on June 30, 2010, the tranche D term loans are due and payable on June 30, 2010. On January 7, 2005, the Credit Agreement was further amended to provide that, subject to certain limitations, certain debt of RHD (which would include the notes) may be designated at the time of its incurrence to be used to repurchase or pay dividends in respect of the Preferred Stock, finance the redemption, repurchase or prepayment of certain debt, and to finance permitted acquisitions.

Guarantees; Security
      The Credit Facilities are fully and unconditionally, jointly and severally, guaranteed by RHD and each of RHDI’s direct and indirect existing and future domestic subsidiaries. Additionally, the Credit Facilities are secured by a pledge of substantially all of the assets of RHD, RHDI and its domestic subsidiaries, including a pledge of RHDI’s stock and the stock of each of RHDI’s existing and future subsidiaries. The collateral securing the Credit Facilities also secures the RHDI Senior Notes as and to the extent required by equal and ratable lien provisions of the indenture governing such notes.

Interest Rates
      The Credit Facilities bear interest at rates per annum equal to, at RHDI’s option, the base rate or eurodollar rate, plus a margin that, in the case of the loans other than the tranche D term loans, is determined by RHD’s total leverage ratio as follows:
Pricing Grid For Revolving Loans, Swingline Loans
and Tranche A-2 Term Loans

	Applicable Margin for	Applicable Margin for
Leverage	Eurodollar Loans	Base Rate Loans

Greater than or equal to 4.5x	2.00%	1.00%
Less than 4.5x but greater than or equal to 4.0x	1.75%	0.75%
Less than 4.0x	1.50%	0.50%
Pricing Grid For Tranche A-3 Term Loans

	Applicable Margin for	Applicable Margin for
Pricing Level	Eurodollar Loans	Base Rate Loans

Greater than or equal to 4.0x	1.75%	0.75%
Less than 4.0x	1.50%	0.50%
      The applicable margin for tranche D term loans is 1.75% for eurodollar loans and 0.75% for base rate loans. RHDI pays a 0.375% per annum commitment fee on the undrawn portion of the commitments under the revolving credit facility.

Covenants
      The Credit Agreement requires RHD, RHDI and its subsidiaries to comply with various negative covenants that restrict their activities, including, but not limited to, limitations on liens, debt, dividends, redemptions and repurchases of capital stock, prepayments, redemptions and repurchases of debt, loans and investments, capital expenditures, mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions, and transactions with affiliates.
      In addition, the Credit Agreement requires RHD, RHDI and its subsidiaries to comply with various affirmative covenants and financial performance covenants, including, but not limited to, maximum total leverage, maximum senior secured leverage, and minimum interest coverage.

Events of Default
      The Credit Agreement contains various events of default, including but not limited to payment defaults, breaches of representations and warranties, covenant defaults and bankruptcy related events of default.

Mandatory Prepayments
      The Credit Agreement requires prepayment of the term loans and, under certain circumstances, a corresponding reduction in the revolving commitments, with the proceeds of certain asset sales, the incurrence of certain indebtedness, a percentage of certain equity issuances, and a percentage of excess cash flow.
RHDI 8 7/8% Senior Notes Due 2010
      RHDI has an aggregate principal amount of $325.0 million of RHDI Senior Notes outstanding under an indenture dated as of December 3, 2002, as supplemented, between RHDI (as successor to R.H. Donnelley Finance Corporation I) and The Bank of New York, as trustee. The RHDI Senior Notes mature on December 15, 2010 and are secured by the assets that secure the senior credit facilities on an equal and ratable basis as and to the extent required by the indenture governing the RHDI Senior Notes. The RHDI Senior Notes are fully and unconditionally, jointly and severally, guaranteed by RHD and RHDI’s subsidiaries. The notes are effectively junior in right of payment to the RHDI Senior Notes to the extent of the value of the collateral securing the RHDI Senior Notes. The RHDI Senior Notes accrue interest at the rate of 8 7/8% per annum, payable semi-annually on June 15 and December 15 of each year. RHDI has the right to redeem up to 35% of the RHDI Senior Notes prior to December 15, 2005 so long as at least 65% of the notes remain outstanding. After December 15, 2006, at RHDI’s option, RHDI may redeem, in whole or in part, the RHDI Senior Notes at the redemption prices set forth below, which are expressed as percentages of the principal amount, plus accrued and unpaid interest thereon, if redeemed during the 12-month period beginning in December 15 of the year indicated below:

Year	Redemption Price

2006	104.438%
2007	102.219%
2008 and thereafter	100.000%
      In addition, the indenture governing the RHDI Senior Notes contain restrictions governing RHDI and its subsidiaries ability to, among other things:

•	incur or guarantee debt;

•	create liens;

•	make certain investments;

•	pay dividends on, redeem or repurchase capital stock;

•	limit dividends or other payments by RHDI’s restricted subsidiaries to RHDI;

•	enter into certain types of transactions with affiliates;

•	expand into unrelated business;

•	sell assets or merge or consolidate with or into another person; and

•	designate subsidiaries as unrestricted subsidiaries.
      The indenture also requires RHDI to offer to purchase the RHDI Senior Notes at a price equal to 101% of the principal amount in the event of specific kinds of changes of control of RHD or RHDI. The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such notes to become or to be declared to be due and payable.
RHDI 10 7/8% Senior Subordinated Notes Due 2012
      RHDI also has an aggregate principal amount of $600.0 million of RHDI Senior Subordinated Notes outstanding under an indenture dated as of December 3, 2002, as supplemented, between RHDI (as successor to R.H. Donnelley Finance Corporation I) and The Bank of New York, as trustee. The notes are effectively junior in right of payment to the RHDI Senior Subordinated Notes. The RHDI Senior Subordinated Notes are unsecured and mature on December 15, 2012. The RHDI Senior Subordinated Notes are fully and unconditionally, jointly and severally, guaranteed by RHD and RHDI’s subsidiaries. The RHDI Senior Subordinated Notes accrue interest at the rate of 10 7/8% per annum, payable semi-annually on June 15 and December 15 of each year. RHDI has the right to redeem up to 35% of the RHDI Senior Subordinated Notes prior to December 15, 2005 so long as at least 65% of the notes remain outstanding. After December 15, 2007, at RHDI’s option, RHDI may redeem, in whole or in part, the RHDI Senior Subordinated Notes at the redemption prices set forth below, which are expressed as percentages of the principal amount, plus accrued and unpaid interest thereon, if redeemed during the 12-month period beginning in December 15 of the year indicated below:

Year	Redemption Price

2007	105.438%
2008	103.625%
2009	101.813%
2010 and thereafter	100.000%
      In addition, the indenture governing the RHDI Senior Subordinated Notes contain restrictions governing RHDI and its subsidiaries ability to, among other things:

•	incur or guarantee debt;

•	create liens;

•	make certain investments;

•	pay dividends on, redeem or repurchase capital stock;

•	limit dividends or other payments by RHDI’s restricted subsidiaries to RHDI;

•	enter into certain types of transactions with affiliates;

•	expand into unrelated business;

•	sell assets or merge or consolidate with or into another person; and

•	designate subsidiaries as unrestricted subsidiaries.
      The indenture also requires RHDI to offer to purchase the RHDI Senior Subordinated Notes at a price equal to 101% of the principal amount in the event of specific kinds of changes of control of RHD or RHDI. The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such notes to become or to be declared to be due and payable.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      On January 14, 2005, we sold $300.0 million aggregate principal amount at maturity of the outstanding notes in a private placement through initial purchasers to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of January 14, 2005. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our reasonable best efforts to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.
      We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement is an exhibit to our Annual Report on Form 10-K, which is incorporated by reference into this registration statement of which this prospectus is a part.
      In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.
Resale of the Exchange Notes
      Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and Effect of the Exchange Offer” apply to you.
      If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.
      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.
      As of the date of this prospectus, $300.0 million principal amount at maturity of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.
      The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. For additional information, see “— Consequences of Failure to Exchange.”
      We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be promptly returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. For additional information, see “— Procedure for Tendering.”
      Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. For additional information, see “— Fees and Expenses.”

Expiration Date; Extensions; Amendments
      The expiration date is 5:00 p.m., New York City time, on June 28, 2005, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “— Conditions.”
      To extend the exchange offer, we must notify the exchange agent by oral or written notice before 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.
      We reserve the right:

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.
      Any delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.
      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.
      When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. For additional information, see “— Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.
      In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder.

Conditions
      Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.
      If we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.
Procedure for Tendering
      To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at The Depository Trust Company. The term “agent’s message” means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part of a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before the expiration of the exchange offer.
      If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.
      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.
      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.
      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.
      In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding debt, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.
      If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “— Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.
      We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.
      Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedure for Tendering” at any time prior to the expiration date of the exchange offer.

Termination of Certain Rights
      All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use commercially reasonable efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer in certain situations; and

•	to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “— Resale of the Exchange Notes.”
Exchange Agent
      The Bank of New York has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

By Hand or Overnight Delivery:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286

Attention: Mr. William Buckley

By Registered or Certified Mail:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286

Attention: Mr. William Buckley

By Facsimile (for Eligible Institutions only): (212) 298-1915

By Telephone (to confirm receipt of facsimile): (212) 815-5788

Fees and Expenses
      We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.
      We estimate that our cash expenses in connection with the exchange offer will be approximately $175,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.
      We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.
      If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.
Consequences of Failure to Exchange
      Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.
      Outstanding notes that are not exchanged for the exchange notes in the exchange offer will have only limited remaining rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•	to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act, and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.
Accounting Treatment
      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.
No Appraisal or Dissenters’ Rights
      In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

DESCRIPTION OF SENIOR NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Defined terms used in this description but not defined below under the heading “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the term “RHD” refers only to R.H. Donnelley Corporation and not to any of its subsidiaries.
      We issued the outstanding notes, under an indenture, dated as of January 14, 2005, between RHD and The Bank of New York, as trustee (the “Trustee”). All references in this section to “Senior Notes” include the outstanding notes and the exchange notes, unless the context otherwise requires.
      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it may contain additional information and defines your rights as a noteholder. Copies of the indenture are available upon request to RHD at the address indicated under “Where You Can Find Additional Information.” The indenture contains provisions which define your rights under the Senior Notes. In addition, the indenture governs the obligations of RHD under the Senior Notes. The terms of the Senior Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
      We issued $300.0 million of Senior Notes and may, subject to compliance with the covenant described under “Certain Covenants — Limitation on Debt” as well as with the other covenants in the indenture which are described under “Certain Covenants,” issue additional Senior Notes (the “Additional Senior Notes”) in an unlimited aggregate principal amount at any time and from time to time under the same indenture. Any Additional Senior Notes that we issue in the future will be substantially identical in all respects to the Senior Notes, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that Additional Senior Notes issued in the future may have different issuance prices and will have different issuance dates. We will issue Senior Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.
Principal, Maturity and Interest
      The Senior Notes will mature on January 15, 2013. Unless we issue Additional Senior Notes in the future, the aggregate principal amount of Senior Notes will be $300.0 million.
      Interest on the Senior Notes accrues at a rate of 6 7/8% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. We will pay interest to those persons who were holders of record on January 1 or July 1, immediately preceding each interest payment date.
      Interest on the Senior Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Senior Notes
      If a holder has given wire transfer instructions to RHD, RHD will pay, or cause to be paid by the paying agent, all principal and interest, if any, on that holder’s Senior Notes in accordance with those instructions. All other payments on the Senior Notes will be made at the office or agency of the paying agent and registrar unless RHD elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar
      The Trustee will initially act as paying agent and registrar. RHD may change the paying agent or registrar without prior notice to the holders of the Senior Notes, and RHD or any of its Subsidiaries may act as paying agent or registrar.

Holding Company Structure
      RHD is a holding company and does not have any material assets or operations other than ownership of Capital Stock of RHDI. All of its operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of RHD’s creditors, including holders of the Senior Notes. The Senior Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including RHDI. As of March 31, 2005, we had total debt of $3,297.6 million, and RHDI and its Subsidiaries had debt of approximately $2,997.6 million, which is represented by $325 million under the RHDI Senior Notes, $600.0 million under RHDI’s Senior Subordinated Notes and $2,072.6 million under the Credit Facility. All such debt of RHDI and its Subsidiaries is structurally senior to the Senior Notes. An additional $152.0 million was available to RHDI for revolver borrowings under the Credit Facility, all of which would have been secured if borrowed and senior to the Senior Notes. The RHDI Senior Notes and borrowings under the Credit Facility, as and to the extent required by the indenture governing the RHDI senior notes, are secured by substantially all the assets of RHD.
      The terms of the Credit Facilities and the indentures governing the RHDI Notes significantly restrict the Subsidiaries from paying dividends and otherwise transferring assets to RHD. There are no specific exceptions in the indentures governing RHDI’s RHDI Notes to this restriction on making restricted payments that would permit funds to be distributed to RHD to make interest payments on the Senior Notes. The indenture governing the Senior Notes does not significantly restrict RHD’s Subsidiaries from entering into agreements which have provisions preventing the distribution of funds from such Subsidiaries to RHD.
      In addition to the limitations on distributions, dividends or loans to RHD by any of RHD’s Subsidiaries, the indentures governing the RHDI Senior Notes and RHDI Senior Subordinated Notes and the indenture governing the Senior Notes and the terms of RHD’s other indebtedness or any future agreements may prohibit or limit RHD’s and its Subsidiaries’ ability to, among other things, dispose of assets (including the stock of RHD’s Subsidiaries), issue additional indebtedness, or issue equity securities, which transactions could provide funds to make payments on the Senior Notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the Senior Notes may be prohibited or limited by agreements governing RHD’s or RHD’s Subsidiaries’ current and future debt. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under the indenture. See “Risk Factors.”
Guarantees
      The Senior Notes are not guaranteed by any subsidiaries of RHD.
Ranking
      The indebtedness evidenced by the Senior Notes is unsecured senior Debt of RHD, ranks pari passu in right of payment with all future unsecured senior Debt of RHD and is senior in right of payment to all future senior subordinated Debt and future Subordinated Obligations of RHD. The Senior Notes are also effectively subordinated to any Secured Debt of RHD to the extent of the value of the assets securing such Secured Debt and is structurally subordinated to any debt of RHDI and its Subsidiaries.
Optional Redemption
      Except as set forth in the following two paragraphs, the Senior Notes are not redeemable at the option of RHD prior to January 15, 2009. Starting on that date, RHD may redeem all or any portion of the Senior Notes, at any time or from time to time, after giving the required notice under the indenture. The Senior Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Senior Notes redeemed during the

12-month period commencing on of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2009	103.438%
2010	101.719%
2011 and thereafter	100.000%
      From time to time prior to January 15, 2008, RHD may redeem up to 40% of the aggregate principal amount of the Senior Notes (including any Additional Senior Notes) issued under the indenture, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, after giving effect to any such redemption, at least 60% of the aggregate principal amount of Senior Notes (including any Additional Senior Notes) issued under the indenture remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.
      At any time prior to January 15, 2009, RHD may also redeem all or a part of the Senior Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed on the redemption date plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
      Any notice to holders of Senior Notes of a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.
Other Mandatory Redemption
      RHD is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.
Selection and Notice of Redemption
      If RHD redeems less than all the Senior Notes at any time, the Trustee will select Senior Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.
      RHD will redeem Senior Notes of $1,000 or less in whole and not in part. RHD will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address.
      If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note will state the portion of the principal amount thereof to be redeemed. RHD will issue a new Senior Note in a principal amount equal to the unredeemed portion of the original Senior Note in the name of the holder upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after such date, interest ceases to accrue on the Senior Notes or portions thereof called for such redemption.
Repurchase at the Option of Holders upon a Change of Control
      Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require RHD to repurchase all or any part of such holder’s Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Purchase Price”)); provided, however, that notwithstanding the occurrence of a Change of Control, RHD shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Senior Notes under the terms of the section titled “— Optional Redemption” at any time prior to the requirement to consummate the Change of Control and redeem the Senior Notes in accordance with such notice.
      Within 30 days following any Change of Control, or, at RHD’s option, prior to the consummation of such Change of Control but after it is publicly announced, RHD shall:

(a) send, by first-class mail, with a copy to the Trustee, to each holder of Senior Notes, at such holder’s address appearing in the Senior Note register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “— Repurchase at the Option of Holders upon a Change of Control” and that all Senior Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5) the procedures that holders of Senior Notes must follow in order to tender their Senior Notes (or portions thereof) for payment, and the procedures that holders of Senior Notes must follow in order to withdraw an election to tender Senior Notes (or portions thereof) for payment.
      Holders electing to have a Senior Note purchased shall be required to surrender the Senior Note, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or RHD receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Senior Note purchased.
      On or prior to the Change of Control Payment Date, RHD shall irrevocably deposit with the Trustee or with the Paying Agent (or, if RHD or any of its Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, RHD shall deliver to the Trustee the Senior Notes or portions thereof that have been properly tendered to and are to be accepted by RHD for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by RHD to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to RHD immediately after the Change of Control Payment Date.
      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance with these securities laws or regulations.

      The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers of the outstanding notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of RHD would decide to do so in the future. Subject to certain covenants described below, management of RHD could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
      The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Senior Notes to require us to repurchase its Senior Notes may be uncertain. In such a case, holders of the Senior Notes may not be able to resolve this uncertainty without resorting to legal action.
      The Credit Facility does not permit our subsidiaries to make distributions to us in the event of a Change of Control which would enable us to purchase any Senior Notes without first obtaining the consent of the lenders party thereto and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facility. In addition, future debt of RHD or its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Senior Notes of their right to require us to repurchase such Senior Notes could cause a default under existing or future debt of RHD or its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Senior Notes upon a repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Senior Notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the Senior Notes. See “— Amendments and Waivers.”
      RHD is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RHD and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer.
Certain Covenants
      Suspension of Covenants. From and after the first date that: (i) the Senior Notes have Investment Grade Ratings from one of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), RHD and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) “Limitation on Restricted Payments;”

(2) “Limitation on Debt;”

(3) “Limitation on Transactions with Affiliates;”

(4) “Limitation on Asset Sales”; and

(5) clause (e) of the first paragraph of “Merger, Consolidation and Sale of Property” (collectively, the “Suspended Covenants”).

      Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”), the amount of Excess Proceeds from net proceeds shall be set at zero. In the event that RHD and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) in the event that only one Rating Agency had previously provided an Investment Grade Rating on the Senior Notes, then one of the Rating Agencies withdraws its Investment Grade Rating or lowers the rating assigned to the Senior Notes below an Investment Grade Rating or, in the event that both of the Rating Agencies have previously provided Investment Grade Ratings on the Senior Notes, then both of the Rating Agencies withdraw their Investment Grade Rating or lower the Investment Grade Rating assigned to the Senior Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then RHD and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).
      On the Reversion Date, all Debt incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “— Limitation on Debt” below or one of the clauses set forth in the second paragraph of “— Limitation on Debt” below (to the extent such Debt would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Debt incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “— Limitation on Debt,” such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (n) of the second paragraph of “— Limitation on Debt.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.”
      Limitation on Debt. RHD shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that RHD and its Restricted Subsidiaries may Incur Debt and Acquired Debt if, after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Leverage Ratio of RHD would not exceed 7.25 to 1.0.
      Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred:

(a) Debt under the Credit Facility and Guarantees of such Debt by RHD and Guarantors under the Credit Facility; provided that the aggregate principal amount of all such Debt under the Credit Facility shall not exceed $3.0 billion less the amount of any permanent mandatory repayments made under the Credit Facility (and, in the case of any revolving subfacility thereunder, permanent commitment reductions) with Net Available Cash from Asset Sales;

(b) the Senior Notes (excluding any Additional Senior Notes);

(c) Debt of RHD or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $75 million;

(d) Debt of RHD owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by RHD or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to RHD or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (d) and (2) such Debt shall be expressly subordinated to the prior payment in full in cash of all obligations under the Senior Notes;

(e) Debt under Interest Rate Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(f) Debt under Currency Exchange Protection Agreements entered into by RHD or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by RHD or any Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(g) Debt under Commodity Price Protection Agreements entered into by RHD or a Restricted Subsidiary in the ordinary course of the financial management of RHD or any Restricted Subsidiary and not for speculative purposes;

(h) Debt of RHD or any Restricted Subsidiary in connection with (1) one or more standby letters of credit issued by RHD or a Restricted Subsidiary in the ordinary course of business and with respect to trade payables relating to the purchase of materials by RHD or a Restricted Subsidiary and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptance, completion guarantees or similar instruments issued in the ordinary course of business of RHD or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2), such Debt is not in connection with the borrowing of money or the obtaining of advances or credit;

(i) Debt of RHD or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days of Incurrence of such Debt;

(j) Debt of RHD or any Restricted Subsidiary arising from agreements for indemnification and purchase price adjustment obligations Incurred or assumed in connection with any acquisition or disposition of any assets including Capital Stock; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by RHD and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(k) Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is Non-recourse Debt with respect to RHD and its Restricted Subsidiaries; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such Non-recourse Debt, such Debt will be deemed, in each case, to be Incurred at such time;

(l) Debt of RHD or a Restricted Subsidiary consisting of a Guarantee of or a Lien securing Debt of RHD or a Restricted Subsidiary, provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(m) Debt in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for five Business Days or less;

(n) Debt of RHD or any Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (m) above;

(o) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(p) Permitted Refinancing Debt;

(q) Debt of RHD or any Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $200 million in the aggregate for all such Debt and Disqualified Stock; and

(r) the RHDI Notes and their related Guarantees.
      For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of the covenant, RHD in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant.
      Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.
      For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Senior Notes that are permitted in the covenant described under “— Limitation on Liens” will not be treated as Debt.
      For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was incurred, and any such foreign denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar-equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.
      If obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (a) of the second paragraph of this covenant and the letters of credit relate to other Debt then such other Debt shall be deemed not incurred.
      Limitation on Restricted Payments. RHD shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,
      (a) a Default or Event of Default shall have occurred and be continuing,
      (b) RHD could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or
      (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since December 3, 2002 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 100% of EBITDA accrued on a cumulative basis during the period (treated as one accounting period) from October 1, 2002 to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available and have been either filed with the Commission or with the Trustee pursuant to “Reports” below (or if the aggregate amount of EBITDA for such period shall be a deficit, minus 100% of such deficit) less 1.4 times Consolidated Interest Expense, plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions to RHD, plus (without duplication)

(3) the sum of:

(A) the aggregate net cash proceeds received by RHD or any Restricted Subsidiary from the issuance or sale after December 3, 2002 of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of RHD, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of RHD or any Restricted Subsidiary is reduced on RHD’s consolidated balance sheet on or after December 3, 2002 upon the conversion or exchange of any Debt issued or sold on or after December 3, 2002 that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of RHD, together with, in the cases of both (A) and (B), the aggregate net cash proceeds received by RHD at the time of such conversion or exchange, but excluding, in the case of clause (A) or (B): (x) any such Debt issued or sold to RHD or a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or such Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by RHD or any Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than RHD or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property or any other disposition or repayment of such Investments, in each case to RHD or any Restricted Subsidiary from any Person (other than RHD or a Restricted Subsidiary), less the cost of the disposition of such Investments, and

(B) the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum described in this clause (4) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by RHD or any Restricted Subsidiary in such Person.
Notwithstanding the foregoing limitation, RHD may:

(i) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of RHD or options, warrants or other rights to acquire such Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock of RHD (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or any such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) or a capital contribution to RHD or Subordinated Obligations; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations of RHD in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire shares of, or options to purchase shares of, Capital Stock of RHD or any of its Subsidiaries from employees, former employees, directors or former directors, consultants or former consultants of RHD or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of RHD under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and other acquisitions shall not exceed $20.0 million in any calendar year plus any proceeds received by RHD in respect of “key-man” life insurance (any such amounts not used in a calendar year shall be available for use in any subsequent year); provided, further, that such repurchase and other acquisition shall be excluded in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c)(2) or (ii) above;

(vi) make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of RHD (for the avoidance of doubt, such payments shall be included in the amount of Restricted Payments);

(vii) repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options; provided that all such repurchases shall not be included in the calculation of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of RHD at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(ix) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant under “— Limitation on Asset Sales,” and using the

Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of RHD at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, RHD has made the Prepayment Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Prepayment Offer; provided, further that such payments shall be included in the calculation of Restricted Payments;

(x) make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (x) since the Issue Date, does not exceed $50.0 million, provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; provided, further, that such payments shall be included in the calculation of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on RHD’s common stock or equivalent in an amount not to exceed a Dividend Yield of 3% (for the avoidance of doubt, such dividend shall be included in the calculation of the amount of Restricted Payments);

(xii) so long as no Default or Event of Default shall have occurred and be continuing, pay cash dividends on RHD’s Preferred Stock held by affiliates of Goldman Sachs & Co. or its Permitted Transferees (for the avoidance of doubt, such dividend shall not be included in the calculation of the amount of Restricted Payments);

(xiii) repurchase or redeem preferred stock purchase rights issued in connection with any shareholders rights plan of RHD;

(xiv) repurchase or redeem Preferred Stock held by affiliates of Goldman Sachs & Co. with the net proceeds from the offering of Senior Notes on the Issue Date; provided that such repurchase or redemption shall not be included in the calculation of the amount of Restricted Payments; and

(xv) so long as no Default or Event of Default shall have occurred and be continuing, repurchase or redeem Preferred Stock held by affiliates of Goldman Sachs & Co. or its Permitted Transferees in exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of RHD; provided that such repurchase or redemption shall not be included in the calculation of the amount of Restricted Payments.

      The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.
      Limitation on Liens. RHD shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary and intercompany notes), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures Debt, unless
      (1) in the case of a Lien securing Subordinated Obligations, the Senior Notes are secured by a Lien on such Property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured; and
      (2) in all other cases, the Senior Notes are equally and ratably secured by a Lien on such Property or such interest therein or profits therefrom for so long as such Debt is so secured.
      Limitation on Asset Sales. RHD shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) RHD or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to RHD or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents; (2) the assumption by the purchaser of liabilities of RHD or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) as a result of which RHD and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by RHD or any such Restricted Subsidiary from such transferee that are converted by RHD or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt; or (4) a combination of the consideration specified in clauses (1) through (3); and

(c) RHD delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).
      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by RHD or a Restricted Subsidiary, to the extent RHD or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay (i) any Credit Facility Debt (and to correspondingly reduce commitments with respect thereto), (ii) Debt that ranks pari passu with the Senior Notes (provided that if RHD shall so reduce obligations under such Debt, it will equally and ratably reduce obligations under the Senior Notes by making an offer (in accordance with the procedures set forth below for an Prepayment Offer (as defined below) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount), (iii) Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to RHD or an Affiliate of RHD; provided that, if an offer to purchase any Debt of RHDI or any of its Restricted Subsidiaries is made in accordance with the terms of such Debt, the obligation to permanently reduce Debt of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer or (iv) Debt which shall have been secured by the assets sold in the relevant Asset Sale (except as provided in clauses (i), (ii) or (iii)); and/or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by RHD or another Restricted Subsidiary).
      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” Pending the final application of the Net Available Cash, RHD or any Restricted Subsidiary may temporarily reduce Debt under the revolving Credit Facility or otherwise invest such Net Available Cash in Temporary Cash Investments.
      When the aggregate amount of Excess Proceeds exceeds $50.0 million, RHD will be required to make an offer to purchase (the “Prepayment Offer”) the Senior Notes and any other pari passu Debt outstanding with similar provisions requiring an offer to purchase such Debt with such proceeds, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over subscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Senior Notes have been given the opportunity to tender their Senior Notes for purchase in accordance with the indenture, RHD or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the indenture and the amount of Excess Proceeds will be reset to zero.

      The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Senior Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, including additional interest, if any, and

(2) the denominator of which is the sum of the aggregate principal amount of the Senior Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest and the aggregate principal amount of other Debt of RHD outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Senior Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring RHD to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Senior Notes tendered).
      Within 45 Business Days after RHD is obligated to make a Prepayment Offer as described in the preceding paragraph, RHD shall send a written notice, by first-class mail, to the holders of Senior Notes, accompanied by such information regarding RHD and its Subsidiaries as RHD in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.
      Not later than the date upon which written notice of a Prepayment Offer is delivered to the Trustee as provided above, RHD shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, RHD shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if RHD or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), RHD shall deliver to the Trustee for cancellation the Senior Notes or portions thereof that have been properly tendered to and are to be accepted by RHD. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Senior Notes delivered by RHD to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to RHD immediately after the expiration of the Offer Period for application in accordance with this covenant.
      Holders electing to have a Senior Note purchased shall be required to surrender the Senior Note, with an appropriate form duly completed, to RHD or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or RHD receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Senior Note purchased. If at the expiration of the Offer Period the aggregate principal of Senior Notes surrendered by holders exceeds the Offer Amount, RHD shall select the Senior Notes to be purchased on pro rata basis for all Senior Notes (with such adjustments as may be deemed appropriate by RHD so that only Senior Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose

Senior Notes are purchased only in part shall be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.
      At the time RHD delivers Senior Notes to the Trustee that are to be accepted for purchase, RHD shall also deliver an Officers’ Certificate stating that such Senior Notes are to be accepted by RHD pursuant to and in accordance with the terms of this covenant. A Senior Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering holder.
      RHD will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Senior Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, RHD will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.
      Limitation on Transactions with Affiliates. RHD shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of RHD (an “Affiliate Transaction”), unless:
      (a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to RHD or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of RHD,
      (b) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, each of the Board of Directors of RHD (including a majority of the disinterested members of the Board of Directors of RHD or, if there is only one disinterested director, such disinterested director) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this covenant as evidenced by a Board Resolution, and
      (c) if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, RHD obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to RHD and the Restricted Subsidiaries, taken as a whole.
      Notwithstanding the foregoing limitation, RHD or any Restricted Subsidiary may make, enter into or suffer to exist the following:

(a) any transaction or series of transactions between RHD and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of RHD or any of the Restricted Subsidiaries in the ordinary course of business;

(d) payments pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of RHD in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $50.0 million in the aggregate at any one time outstanding;

(f) any agreement as in effect on the Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Senior Notes in any material respect) or any transaction contemplated thereby;

(g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to RHD or its Restricted Subsidiaries or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of the Board of Directors of RHD in good faith (including a majority of disinterested directors of the Board of Directors of RHD, or if there is only one disinterested director, such director);

(h) the issuance and sale of Capital Stock (other than Disqualified Stock) of RHD;

(i) transactions in connection with or payments by RHD or any of its Restricted Subsidiaries to Goldman Sachs & Co. or any of their respective affiliates in connection with any management, financial advisory, financing, derivative, underwriting or placement services or any other investment banking, banking, asset management or similar services including principal, interest and fees on loans which payments are approved by a majority of the Board of Directors of RHD in good faith (including a majority of disinterested directors of the Board of Directors of RHD or if there is only one disinterested director, such director); and

(j) sales or transfer of dispositions of Receivables and Related Assets to a Securitization Entity and acquisitions of Investments in connection therewith.
      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of RHD may designate any Subsidiary of RHD to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, RHD or any other Restricted Subsidiary, and

(b) RHD would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary. For the purposes of this provision, in the event the Fair Market Value of such assets exceeds $50.0 million, such Fair Market Value shall be determined by an Independent Financial Advisor.
Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of RHD will be classified as a Restricted Subsidiary.
      Except as provided in the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither RHD nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except to the extent permitted under the covenant described under “— Limitation on Restricted Payments” and provided that RHD or any Restricted Subsidiary may pledge Capital Stock or Debt or assets of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledgee has no claim whatsoever against RHD or any Restricted Subsidiary other than to obtain that pledged property.
      The Board of Directors of RHD may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) RHD could Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
      Any such designation or redesignation by the Board of Directors of RHD will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur on or before the time financial statements are filed with the Commission or the Trustee pursuant to “Reports” below in respect of the fiscal quarter of RHD in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of RHD’s fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Trustee pursuant to “Reports” below).
      So long as the Credit Facility in effect on the Issue Date requires, prior to the consummation of an Asset Sale, an Affiliate Transaction or a Restricted Payment to or with one or more Unrestricted Subsidiaries, the Board of Directors of RHD must designate any such Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this covenant.
      Limitation on RHD’s Business. RHD shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the business RHD and its Restricted Subsidiaries is engaged in on the Issue Date or a Related Business.
Merger, Consolidation and Sale of Property
      RHD shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into RHD) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions, unless:

(a) RHD shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than RHD) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made which is substituted for RHD as the issuer of the Senior Notes shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than RHD) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal amount of the Senior Notes, any accrued and unpaid interest on such principal amount, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by RHD;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of RHD, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, RHD or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under “— Limitation on Debt”; and

(f) the Surviving Person shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.
      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of RHD under the indenture, but the predecessor company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of RHD as an entirety or virtually as an entirety) of substantially all of the assets of RHD and its Restricted Subsidiaries, or

(b) a lease,
shall not be released from any obligation to pay the principal amount of the Senior Notes, any accrued and unpaid interest.
Reports
      Whether or not RHD is then subject to Section 13(a) or 15(d) of the Exchange Act, RHD will electronically file with the Commission, so long as the Senior Notes are outstanding, the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) if RHD were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which RHD would be required so to file such documents if RHD were so subject, unless, in any case, such filings are not then permitted by the Commission.
      If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, RHD will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Senior Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that RHD would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if RHD were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at RHD’s cost.
      With respect to any of the outstanding notes that remain restricted under Rule 144, RHD will make available upon request to any prospective purchaser of such notes or beneficial owner of such notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.
Events of Default
      The following events shall be “Events of Default”:

(1) RHD defaults in any payment of interest on any Senior Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) RHD defaults in the payment of the principal amount of any Senior Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) RHD fails to comply with the covenant described under “Merger, Consolidation and Sale of Property,” “Repurchase at the Option of Holders upon a Change of Control” or “Certain Covenants — Limitation on Asset Sales”;

(4) RHD fails to comply with any covenant or agreement in the Senior Notes or in the indenture (other than a failure that is the subject of the foregoing clauses (1), (2) or (3)) and such failure continues for 60 days after written notice is given to RHD as specified below;

(5) a default by RHD or any Restricted Subsidiary under any Debt of RHD or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or the failure to pay any such Debt at maturity, in an aggregate principal amount in excess of $20.0 million, unless RHD is contesting such acceleration in good faith;

(6) RHD, RHDI or any other Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary or RHD other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against RHD, RHDI or any other Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of RHD, RHDI or any other Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up or liquidation of RHD, RHDI or any other Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days; or

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim and that continues to make payments pursuant to the terms of the relevant policy) in excess of $20.0 million at the time entered against RHD or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect or otherwise payable.
      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
      A Default under clause (4) is not an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Senior Notes then outstanding notify RHD (and in the case of such notice by holders, the Trustee) of the Default and RHD does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
      RHD shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action RHD is taking or proposes to take with respect thereto.
      RHD shall immediately notify the Trustee if a meeting of the Board of Directors of RHD is convened to consider any action mandated by a petition for debt settlement proceedings or bankruptcy proceedings. RHD shall also promptly advise the Trustee of the approval of the filing of a debt settlement or bankruptcy petition prior to the filing of such petition.
      If an Event of Default with respect to the Senior Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to RHD) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may declare to be immediately due and payable the principal amount of all the Senior Notes then outstanding by written notice to RHD and the Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to RHD shall occur, such amount with respect to all the Senior Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Senior Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.
      In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by RHD or a Restricted Subsidiary or waived by the holders of the relevant Debt within the grace period provided applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived.
      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Senior Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes.
      No holder of Senior Notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.
      However, such limitations do not apply to a suit instituted by a holder of any Senior Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Senior Note on or after the respective due dates expressed in such Senior Note.
Amendments and Waivers
      Subject to certain exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding Senior Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding. However, without the consent of each holder of an outstanding Senior Note, no amendment may, among other things,
      (1) reduce the amount of Senior Notes whose holders must consent to an amendment, supplement or waiver,
      (2) reduce the rate of or change the time for payment of interest on any Senior Note,
      (3) reduce the principal of or change the Stated Maturity of any Senior Note,
      (4) make any Senior Note payable in money other than that stated in the Senior Note,
      (5) impair the right of any holder of the Senior Notes to receive payment of principal of and interest on such holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Notes,
      (6) release any security interest that may have been granted in favor of the holders of the Senior Notes pursuant to the covenant described under “— Limitation on Liens” other than pursuant to the terms of the indenture, or
      (7) modify the provisions described under “— Repurchase at the Option of Holders upon a Change of Control” or the related definitions at any time on or after RHD is obligated to make a Change of Control Offer.
      Without the consent of any holder of the Senior Notes, RHD and the Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes,

(4) add Guarantees with respect to the Senior Notes,

(5) secure the Senior Notes,

(6) add to the covenants of RHD for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon RHD,

(7) make any change that does not adversely affect the rights of any holder of the Senior Notes,

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Senior Notes in accordance with the indenture, including the issuance of Additional Senior Notes as restricted securities under the Securities Act and substantially identical Additional Senior Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor Trustee under the indenture.
      The consent of the holders of the Senior Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Senior Notes becomes effective, RHD is required to mail to each registered holder of the Senior Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee or stockholder of RHD shall have any liability for any obligations of RHD under the Senior Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.
Defeasance
      RHD at any time may terminate some or all of its obligations under the Senior Notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes and to replace mutilated, destroyed, lost or stolen Senior Notes, to maintain a registrar and paying agent in respect of the Senior Notes. RHD at any time may terminate:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “— Events of Default” above; and

(3) the limitations contained in clauses (e) and (f) under the first paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)
and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Senior Notes.
      RHD may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
      If RHD exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If RHD exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under “— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clauses (6) and (7)) or (8) under “— Events of Default” above or because of the failure of RHD to comply with clause (e) under the first paragraph of, or with the second paragraph of “— Merger, Consolidation and Sale of Property” above.
      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) RHD irrevocably deposits in trust with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Senior Notes to maturity or redemption, as the case may be;

(b) RHD delivers to the Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Senior Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to RHD or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on RHD;

(f) RHD delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, RHD delivers to the Trustee an Opinion of Counsel stating that:

(1) RHD has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, RHD delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(i) RHD delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Notes have been complied with as required by the indenture.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1) either

(a) all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has been deposited in trust and thereafter repaid to RHD, have been delivered to the trustee for cancellation; or

(b) all Senior Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and RHD has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of holders, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Senior Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) RHD has paid or caused to be paid all sums payable by it under the indenture; and

(4) RHD has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.
      In addition, RHD must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Governing Law
      The indenture and the Senior Notes are governed by the laws of the State of New York.
The Trustee
      The Bank of New York is the Trustee under the indenture.
      Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. The Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
Book-Entry, Delivery and Form
      The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
      The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. RHD takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised RHD that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised RHD that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, RHD and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither RHD, the trustee nor any agent of RHD or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised RHD that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or RHD. Neither RHD nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and RHD and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      DTC has advised RHD that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of RHD, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies RHD that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, RHD fails to appoint a successor depositary;

(2) RHD, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
      RHD will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. RHD will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. RHD expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised RHD that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
      “Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary, other than Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary.
      “Acquisition” means (1) the consummation of the acquisition by RHD of Centel Directory Company, a Delaware corporation, DirectoriesAmerica, Inc., a Kansas corporation, and Sprint Publishing & Advertising, Inc., a Kansas corporation pursuant to the stock purchase agreement dated as of September 21, 2002, as amended, by and between Sprint Corporation, a Kansas corporation, Centel Directories LLC, a Delaware limited liability company, and RHD, (2) the acquisition by RHD of SBC Communications Inc.’s directory publishing business in Illinois and northwest Indiana pursuant to the Purchase Agreement by and among Ameritech Corporation, Ameritech Publishing, Inc. and R. H. Donnelley Corporation as of July 28, 2004, as amended, and (3) the purchase by RHD or any of its Restricted Subsidiaries of any Capital Stock, bonds, notes, debentures or other debt securities of any Person in a directory publishing business so that such Person becomes a Restricted Subsidiary of RHD and any of its Restricted Subsidiaries or the merger into or consolidation with any such Person so that such Person becomes a Restricted Subsidiary of RHD, or the purchase of any assets constituting a business unit of any Person in the directory publishing business.
      “Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by RHD or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that is or becomes a Restricted Subsidiary upon or as a result of the acquisition of such Capital Stock by RHD or another Restricted Subsidiary from any Person other than RHD or an Affiliate of RHD; provided, however that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.
      “Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.
      For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Limitation on Asset Sales” and “— Limitation on Transactions with Affiliates” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of RHD or of rights or warrants to purchase such Voting Stock

(whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
      “Applicable Premium” means, with respect to any Senior Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Senior Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Senior Note at January 15, 2009 (such redemption price being set forth in the table appearing above the caption “— Optional Redemption”) plus (ii) all required interest payment due on the Senior Note through January 15, 2009 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Note.
      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by RHD or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than RHD or a Restricted Subsidiary),

(b) all or substantially all of the properties and assets of any division or line of business of RHD or any Restricted Subsidiary, or

(c) any other assets of RHD or any Restricted Subsidiary outside of the ordinary course of business of RHD or such Restricted Subsidiary;
other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by RHD or a Restricted Subsidiary to RHD, a Restricted Subsidiary or any Person (if after giving effect to such transfer such other Person becomes a Restricted Subsidiary),

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the covenant described under “Merger, Consolidation and Sale of Property,”

(4) any disposition of Temporary Cash Investments in the ordinary course of business,

(5) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that are no longer useful in the conduct of the business of RHD or any Restricted Subsidiary,

(6) any disposition of Receivables and Related Assets in a Qualified Securitization Transaction for the Fair Market Value thereof including cash or Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof,

(7) for purposes of the covenant described under “— Limitation on Asset Sales,” any disposition the net proceeds of which to RHD and its Restricted Subsidiaries do not exceed $1.0 million in any transaction or series of related transactions,

(8) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of RHD and its Restricted Subsidiaries,

(9) the sale or other disposition of cash or cash equivalents, and

(10) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy.

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the products of (1) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (2) the amount of such payment by

(b) the sum of all such payments.
      “Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law.
      “Board of Directors” means, with respect to any Person, the board of directors, or any equivalent management entity, of such Person or any committee thereof duly authorized to act on behalf of such board.
      “Board Resolution” means, with respect to any Person, a copy of a resolution of such Person’s Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.
      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.
      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.
      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by RHD from the issuance or sale (other than to a Restricted Subsidiary of RHD or an employee stock ownership plan or trust established by RHD or a Restricted Subsidiary for the benefit of their employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by RHD or any Restricted Subsidiary) by RHD of its Capital Stock (including upon the exercise of options, warrants or rights) (other than Disqualified Stock) or warrants, options or rights to purchase its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Change of Control” means the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of RHD or RHDI (for the purpose of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of RHD (together with any new directors whose election by such Board of Directors or whose nomination for election by the applicable shareholders was approved or ratified by a vote of 66 2/3% of the Board of Directors of RHD then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of such Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of RHD or RHDI; or

(4) the merger or consolidation of RHD or RHDI with or into another Person or the merger of another Person with or into RHD or RHDI, or the sale of all or substantially all the assets of RHD or RHDI to another Person, and, in the case of any such merger or consolidation, the securities of RHD or RHDI, as the case may be, that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of RHD or RHDI, as the case may be, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

provided, that a Change of Control shall not be deemed to have occurred solely as a consequence of a merger or consolidation between RHD and RHDI, in which case all references in the preceding clauses (2) and (4) to “RHD” and “RHDI” shall henceforth be deemed to refer only to the surviving entity of such merger or consolidation.
      Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if, following such event, the surviving entity has an Investment Grade Rating by both agencies and, in the event that a person acquires Voting Stock of RHD or RHDI, as the case may be, such person has an Investment Grade Rating prior to such acquisition.
      “Commission” means the U.S. Securities and Exchange Commission.
      “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
      “Consolidated Current Liabilities” as of any date of determination means the aggregate amount of liabilities of RHD and its Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), as of such date on a consolidated basis, after eliminating:

(1) all intercompany items between RHD and any Restricted Subsidiary and

(2) all current maturities of long-term Debt, all as determined in accordance with GAAP consistently applied.
      “Consolidated Incremental Depreciation and Amortization” means, for any period, the total amount of depreciation and amortization related to the step up in basis required under purchase accounting with respect to the transactions contemplated by any Acquisition for such period on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with GAAP, the total interest expense of RHD and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by either RHD or its Restricted Subsidiaries:

(a) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued during such period,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of discounts or fees); provided, however, such costs shall not include any unrealized gain or loss implicit in Hedging Obligations,

(g) the sum of (a) all Disqualified Stock Dividends and (b) Preferred Stock Dividends with respect to Capital Stock of Subsidiaries,

(h) interest accruing or paid on any Debt of any other Person to the extent such Debt is Guaranteed by RHD or any Restricted Subsidiary, or is secured by a Lien on RHD’s or any Restricted Subsidiary’s assets, whether or not such interest is paid by RHD or such Restricted Subsidiary,

(i) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than RHD) in connection with Debt Incurred by such plan or trust,

(j) interest accruing in connection with a Qualified Securitization Transaction, and

(k) the interest portion of any deferred payment obligation.
      “Consolidated Net Income” means, for any period, the consolidated net income (loss) of RHD for such period on a consolidated basis prior to any adjustment to net income for any preferred stock (other than Disqualified Stock) as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than RHD) if such Person is not a Restricted Subsidiary, except that:

(1) RHD’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to RHD or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) RHD’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(3) The revenue participation income received in connection with Revenue Participation Agreement shall not be excluded, and

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to contractual restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the RHD, except that:

(1) RHD’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to RHD or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) RHD’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any net gain or loss realized upon the sale or other disposition of any Property of RHD or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any net after-tax extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of RHD or any Restricted Subsidiary, provided that such rights (if redeemable), options or other rights can be redeemed at the option of the holder only for Capital Stock of RHD (other than Disqualified Stock) or Capital Stock of a direct or indirect parent of RHD,

(g) 50% of Consolidated Incremental Depreciation and Amortization,

(h) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by any Acquisition, in accordance with GAAP, during the eighteen consecutive months following the consummation of such Acquisition, and

(i) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss (including to the extent related to any Acquisitions).
      Notwithstanding the foregoing, for purposes of the covenant described under “— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to RHD or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.
      “Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of September 1, 2004, as amended to date, by and among R.H. Donnelley Corporation, R.H. Donnelley Inc. and the lenders thereto, as such may be amended, modified or supplemented from time to time, or one or more debt or commercial paper facilities or other instruments with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility or debentures or other debt securities.
      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.
      “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any, but only in the event such premium has become due) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by Senior Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit, performance bonds or surety bonds securing obligations (other than obligations described in (a) through (c) above) provided in the ordinary course of business of such Person to the extent such letters of credit and bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (measured, in each case, at the greatest of its voluntary or involuntary maximum fixed repurchase price or liquidation value but excluding, in each case, any accrued dividends for any current period not yet payable);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons, the payment of which is secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

      The amount of Debt of any Person at any date shall be the amount necessary to extinguish in full as of such date the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date including, without limitation, all interest that has been capitalized, and without giving effect to any call premiums in respect thereof. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “— Limitation on Debt,” or

(2) the marked-to-market value of such Hedging Obligation to the counterparty thereof if not Incurred pursuant to such clauses.
      For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Debt will be required to be determined pursuant to the indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Disqualified Stock; provided, however, that if such Disqualified Stock is not then permitted in accordance with the terms of such Disqualified Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require RHD to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Capital Stock than the provisions of the indenture with respect to a Change of Control and such Capital Stock specifically provides that RHD will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to RHD’s completing a Change of Control Offer.
      “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of RHD held by Persons other than a Wholly Owned Restricted Subsidiary.
      “Dividend Yield” means the aggregate dollar amount of the cash dividends paid on RHD’s common stock or equivalent, per share, during any 12-month period divided by the Market Price per share of RHD’s common stock or equivalent averaged over the trading days of such period up to and including the trading day before the date of a resolution of the Board of Directors of RHD declaring the payment of the cash dividend.
      “EBITDA” means, with respect to any Person for any period:

(a) the sum of an amount equal to Consolidated Net Income of such Person for such period, plus (without duplication) the following to the extent Consolidated Net Income has been reduced thereby for such period:

(1) the provisions for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization,

(5) non-recurring losses or expenses, and

(6) any other non-cash items (provided that any such non-cash item that represents an accrual of or reserve for cash expenditures in any future period shall be deducted in such future period); minus

(b) (x) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) and (y) all non-recurring gains for such period.
      Notwithstanding the foregoing clause, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income. In addition, in the case of clause (c)(1) under “Limitation on Restricted Payments,” EBITDA shall be calculated on a pro forma basis to give effect to the SBC Acquisition as though such acquisition had occurred on January 1, 2004, and this calculation of EBITDA shall not include any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by the SBC Acquisition, in accordance with GAAP, during the eighteen consecutive months following the consummation of the SBC Acquisition (it being understood that clause (h) of Consolidated Net Income shall not apply) (without duplication).
      “Event of Default” has the meaning set forth under “— Events of Default.”
      “Exchange Act” means the U.S. Securities Exchange Act of 1934.
      “RHDI Notes” mean the RHDI Senior Notes and the RHDI Senior Subordinated Notes.
      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $10.0 million, by any Officer of RHD, or

(b) if such Property has a Fair Market Value in excess of $10.0 million, by a majority of the Board of Directors of RHD and evidenced by a Board Resolution dated within 30 days of the relevant transaction.
      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.
      “Government Obligations” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”
      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation,
      “Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.
      “holder” or “noteholder” means the Person in whose name a Senior Note is registered on the Senior Note register.

      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that amortization of debt discount, accrual or capitalization of dividends and interest, including the accrual of deferred accrued interest, the accretion of principal, and the payment of interest or dividends in the form of additional securities shall not, in any such case, be deemed to be the Incurrence of Debt, provided that in the case of Debt or Preferred Stock sold at a discount or for which interest or dividends is capitalized or accrued or accreted, the amount of such Debt or outstanding Preferred Stock Incurred shall at all times be the then current accreted value or shall include all capitalized interest.
      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of RHD.
      “Initial Purchasers” means Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc.
      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.
      “Investment” by any Person means any loan (other than advances and extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by the indenture), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) (excluding commission, travel and similar advances to officers and employees in the ordinary course of business) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries,” and the definition of “Restricted Payment,” “Investment” shall include the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in any Subsidiary of RHD at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, RHD shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to RHD’s equity interest in such Subsidiary) of an amount (if positive) equal to:

(a) RHD’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to RHD’s equity interest in such Subsidiary) of the Fair Market Value of the Investment of RHD and any Restricted Subsidiary in such Subsidiary at the time of such redesignation.
      In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (with a stable or better outlook) (or the equivalent) by Moody’s or BBB-(with a stable or better outlook) (or the equivalent) by S&P.
      “Issue Date” means January 14, 2005.

      “Leverage Ratio” means the ratio of:

(a) the outstanding Debt of RHD and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP, to

(b) the LTM Pro Forma EBITDA.
      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).
      “LTM Pro Forma EBITDA” means Pro Forma EBITDA for the four most recent consecutive fiscal quarters prior to the date of determination for which financial statements are available and have been filed with the Commission or the Trustee pursuant to “— Reports”.
      “Market Price” of RHD’s common stock or equivalent (the “security”) on any date of determination means:

•	the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

•	if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by RHD;

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

•	if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of such securities.
      “Money Market Funds” means shares of an investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund, seeks to maintain a net asset value of $1.00 per share and has the highest investment rating by S&P and Moody’s and, in either case, any successor rating agency thereto.
      “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only, in each case, as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such

Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(d) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale; and

(e) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by RHD or any Restricted Subsidiary after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any deductions relating to escrowed amounts.

      “Non-Recourse Debt” means debt as to which neither RHD nor any Restricted Subsidiary

(a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of RHD or its Restricted Subsidiaries; and

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of RHD or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.
      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of RHD.
      “Officers’ Certificate” means a certificate signed by an Officer of RHD, and delivered to the Trustee.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to RHD or the Trustee.
      “Permitted Asset Swap” means any transfer of properties or assets by RHD or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided that the aggregate fair market value (as determined in good faith by the Board of Directors of RHD) of the property or assets being transferred by RHD or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of RHD) of the property or assets received by RHD or such Restricted Subsidiary in such exchange.
      “Permitted Investment” means any Investment by RHD or a Restricted Subsidiary in:

(a) RHD, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business, including, without limitation, any Acquisition,

(b) Temporary Cash Investments,

(c) receivables owing to RHD or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as RHD or such Restricted Subsidiary deems reasonable under the circumstances,

(d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,

(e) loans and advances to employees, directors and consultants made in the ordinary course of business consistent with past practices of RHD or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $10 million at any one time outstanding,

(f) stock, obligations or other securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to RHD or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor,

(g) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Limitation on Asset Sales,”

(h) the Senior Notes and, if issued, any Additional Senior Notes,

(i) Interest Rate Agreements, Currency Exchange Protection Agreements, Hedging Obligations and Commodity Price Protection Agreement, in each case, permitted under the covenant described under “— Limitation on Debt,”

(j) Investments in existence on the date of the indenture and any permitted Refinancing thereof,

(k) a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Related Assets,

(l) in any Person to the extent that the consideration for such Investment consists of Capital Stock of RHD,

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business,

(n) other Investments that do not exceed $250.0 million outstanding at any one time in the aggregate,

(o) any Person where such Investment was acquired by RHD or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by RHD or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by RHD or any of its Restricted Subsidiaries with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default,

(p) a Securitization Entity or any Investment by Securitization Entity in any other Person, in each case in connection with a Qualified Securitization Transaction, provided, however, that any Investment in a Securitization Entity is in the form of (1) a Purchase Money Note; (2) any equity interests; (3) obligations of the Securitization Entity to pay the purchase price for assets transferred to it; or (4) interests in accounts receivable generated by RHD or Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such amounts receivable, and

(q) negotiable instruments held for deposit or collection in the ordinary course of business.
      “Permitted Liens” means:

(a) Liens securing the Senior Notes;

(b) Liens to secure Debt of a Restricted Subsidiary Incurred pursuant to the first paragraph of the covenant described under “— Limitation on Debt” or Guarantees by RHD of any such Debt;

(c) Liens to secure Debt Incurred under clause (a) of the second paragraph of the covenant described under “— Limitation on Debt”;

(d) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Limitation on Debt”, provided that any such Lien may not extend to any Property of RHD or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(e) Liens on the Capital Stock or Property of a Restricted Subsidiary securing Debt of a Restricted Subsidiary permitted to be secured under the indenture;

(f) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(g) Liens imposed by law, such as statutory Liens of landlords’ carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of RHD or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h) Liens on the Property of RHD or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of RHD and the Restricted Subsidiaries taken as a whole;

(i) Liens on Property at the time RHD or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into RHD or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of RHD or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by RHD or any Restricted Subsidiary;

(j) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of RHD or any other Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(k) pledges or deposits by RHD or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which RHD or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of RHD or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(l) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(m) (any provision for the retention of title to any Property by the vendor or transferor of such Property which Property is acquired by RHD or a Restricted Subsidiary in a transaction entered into in the ordinary course of business of RHD or a Restricted Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included;

(n) Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a Default, and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(o) any Lien securing Debt permitted to be Incurred under any Hedging Obligations pursuant to the covenant described under “— Limitation on Debt” or any collateral for such Debt to which the Hedging Obligations relate;

(p) liens on and pledges of the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

(q) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which RHD or any Restricted Subsidiary has easement rights or on any real property leased by RHD or any Restricted Subsidiary or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(r) Liens on the RHDI Senior Notes;

(s) Liens existing on the Issue Date not otherwise described in clauses (a) through (r) above;

(t) Liens in favor of RHD or any Restricted Subsidiary;

(u) Liens on assets of a Securitization Entity Incurred in connection with a Qualified Securitization Transaction; and

(v) Liens on the Property of RHD or any Restricted Subsidiary to secure any Refinancing of Debt, in whole or in part, secured by any Lien described in the foregoing clauses (h), (i) or (s), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Debt being Refinanced.
      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such Refinancing,

(b) in the case of the Refinancing of term Debt, the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) in the case of the Refinancing of term Debt, the Stated Maturity of the Debt being Incurred is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) in the case of the Refinancing of Debt of RHD:

(1) the new Debt shall not be senior in right of payment of the Debt being Refinanced; and

(2) if the Debt being Refinanced constitutes Subordinated Obligations of RHD, the new Debt shall be subordinated to the Senior Notes at least to the same extent as the Subordinated Obligations;
provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Restricted Subsidiary that Refinances Debt of RHD, or

(y) Debt of RHD or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      “Permitted Transferee” shall mean any Person to whom affiliates of Goldman Sachs & Co. or any Permitted Transferee shall have sold or otherwise transferred at least 10,000 shares of Preferred Stock (as such number may be adjusted from time to time for any stock split, stock dividend, reverse split, combination, recapitalization, merger or otherwise); provided, however, that no Person primarily engaged in the business of publishing, printing or marketing yellow page directories (the “Directories Business”) and no Person which owns more than 10% of the outstanding voting Stock of any Person primarily engaged in the Directories Business shall be a Permitted Transferee unless RHD gives its written consent to permit such Person to be a Permitted Transferee.
      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
      “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than RHD or a Wholly Owned Restricted Subsidiary.
      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof a calculation performed in accordance with the terms of the indenture and (to the extent not conflicting with such terms) Article 11 of Regulation S-X promulgated under the Securities Act (as in effect on the Issue Date).
      “Pro Forma EBITDA” means, for any period, the EBITDA of RHD and its consolidated Restricted Subsidiaries after making the following adjustments (without duplication):

(a) pro forma effect shall be given to any Asset Sales or Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or any other acquisition of Property at any time on or subsequent to the first day of the period and on or prior to the date of determination as if such Asset Sale, Investment or other acquisition had occurred on the first day of the period. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act (as in effect on the Issue Date). In addition, since the beginning of the period, if any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of the period shall have made any Investment in any Person or made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then Pro Forma EBITDA shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable period; and

(b) in the event that pro forma effect is being given to any Repayment of Debt, Pro Forma EBITDA for such period shall be calculated as if such Person or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt.
      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.
      “Purchase Money Debt” means Debt secured by a Lien:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by RHD or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, completion of the construction or lease of such Property by RHD or such Restricted Subsidiary.
      “Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of RHD other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of RHD or any of its Subsidiaries.
      “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by RHD or any Restricted Subsidiary pursuant to which RHD or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by RHD or of any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, Receivables and Related Assets.
      “Rating Agencies” mean Moody’s or S&P or, if neither Moody’s nor S&P shall make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by RHD which shall be substituted for Moody’s or S&P or both, as the case may be.
      “Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of RHD or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.
      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Registration Rights Agreement” means the Registration Rights Agreement dated as of January 14, 2005 by and among the Initial Purchasers and RHD.
      “Related Business” means any business that is related, ancillary or complementary to the business of RHD or any of its Subsidiaries on the Issue Date or any reasonable extension, development or expansion of the business of RHD or its Subsidiaries, including any business acquired pursuant to any Acquisition.
      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Limitation on Asset Sales” and the definition of “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.
      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid by RHD or any Restricted Subsidiary on or with respect to any shares of Capital Stock of RHD or any Restricted Subsidiary, except for any dividend or distribution that is made solely to RHD or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by RHD or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of RHD or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) of RHD;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of RHD or any Restricted Subsidiary (other than from RHD or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of RHD that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments and Guarantees by Restricted Subsidiaries of Debt Incurred pursuant to the covenant described under “— Limitation on Debt”) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person (other than RHD or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of RHD, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by RHD and the other Restricted Subsidiaries.
      “Restricted Subsidiary” means any Subsidiary of RHD other than an Unrestricted Subsidiary.
      “Revenue Participation Agreement” means the Revenue Participation Agreement, dated as of August 19, 1997, between Apil Partners Partnership and RHD.
      “RHDI” means R.H. Donnelley Inc.
      “RHDI Senior Notes” means the 8 7/8% senior secured notes due 2010 issued by RHDI.
      “RHDI Senior Subordinated Notes” means the 10 7/8% senior subordinated notes due 2012 issued by RHDI.
      “SBC Acquisition” means the acquisition of SBC Communications Inc.’s directory publishing business in Illinois and Northwest Indiana pursuant to the Purchase Agreement dated as of July 28, 2004, as amended to date, by and among R.H. Donnelley Corporation, Ameritech Corporation and Ameritech Publishing Inc.
      “S&P” means Standard and Poor’s Ratings Group and any successor to its rating agency business.
      “Secured Debt” means any Debt secured by a Lien.
      “Securities Act” means the U.S. Securities Act of 1933.
      “Securitization Entity” means a Wholly Owned Restricted Subsidiary (or a Wholly Owned Subsidiary of another Person in which RHD or any Subsidiary of RHD makes an Investment and to which RHD or any Subsidiary of RHD transfers Receivables and Related Assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of RHD (as provided below) as a Securitization Entity and:

(a) no portion of the Debt or any other obligations (contingent or otherwise) of which:

(1) is guaranteed by RHD or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates RHD or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of RHD or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither RHD nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to RHD or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of RHD, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither RHD nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
      Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of RHD giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of RHD within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.
      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by RHD or any Restricted Subsidiary that are reasonably customary in an accounts receivable securitization transaction, including, without limitation, servicing of the obligations thereunder.
      “Stated Maturity” means (a) with respect to any debt security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of RHD unless such contingency has occurred) and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
      “Subordinated Obligation” means any Debt of RHD (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement to that effect.
      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.
      “Temporary Cash Investments” means:

(a) any Government Obligation, maturing not more than one year after the date of acquisition, issued by the United States or an instrumentality or agency thereof, and constituting a general obligation of the United States;

(b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the U.S. Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or any successor rating agency or “A-1” (or higher) according to S&P, or any successor rating agency (or, in the case of foreign Subsidiaries of RHD, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital surplus and undivided profits in excess of $500.0 million (or the foreign currency equivalent thereof);

(c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of RHD) organized and existing under the laws of the United States, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(d) any money market deposit accounts issued or offered by a commercial bank organized in the United States having capital and surplus and undivided profits in excess of $500.0 million; provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) repurchase obligations and reverse repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) entered into with a bank meeting the qualifications described in clause (b) above;

(f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A-1” by S&P or “P-1” by Moody’s;

(g) interests in funds investing substantially all their assets in securities of the types described in clauses (a) through (f); and

(h) interests in mutual funds with a rating of AAA– or higher that invest all of their assets in short-term securities, instruments and obligations which carry a minimum rating of “A-2” or “P-2” and which are managed by a bank meeting the qualifications in clause (b) above.
      “Unrestricted Subsidiary” means:

(a) any Subsidiary of RHD that at the time of determination will be designated as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.
      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2009; provided, however, that if the period from the redemption date to January 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares required by applicable law to be held by a person other than RHD or a Restricted Subsidiary) is at such time owned, directly or indirectly, by RHD and its other Wholly Owned Subsidiaries.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
      Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for U.S. federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes will generally be the same as your adjusted tax basis in your outstanding notes and all of the U.S. federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion sets forth a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes.
      This summary:

•	does not purport to be a complete analysis of all of the potential tax consequences that may be important to an investor based on the investor’s particular tax situation;

•	is based on the existing provisions of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” the existing applicable federal income tax regulations promulgated or proposed under the Internal Revenue Code, or the “Treasury Regulations,” judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations;

•	is applicable only to initial beneficial owners of notes who purchased notes at their “issue price,” as defined in section 1273 of the Internal Revenue Code, and hold their notes as “capital assets,” within the meaning of section 1221 of the Internal Revenue Code, and does not discuss the tax consequences applicable to subsequent purchasers of the notes;

•	does not address tax consequences applicable to particular holders in light of their circumstances, including but not limited to:

•	holders subject to special tax rules, such as holders subject to the alternative minimum tax, banks, insurance companies, financial institutions, tax-exempt organizations, pension funds, regulated investment companies, real estate investment trusts, nonresident aliens subject to the tax on expatriates under section 877 of the Internal Revenue Code, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting for their securities holdings and partnerships or other pass through entities;

•	U.S. holders that have a “functional currency” other than the United States dollar;

•	persons that will hold the notes as a position in a hedging or constructive sale transaction, “straddle,” “conversion” or other integrated transaction for U.S. federal income tax purposes; and

•	non-U.S. holders subject to special rules under the Internal Revenue Code, such as “controlled foreign corporations” and “passive foreign investment companies;”

•	does not discuss any state, local or non-U.S. taxes and any U.S. federal tax other than the income tax, including but not limited to, the U.S. federal gift tax and estate tax; and

•	does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.
      Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the purchase, ownership, sale and other disposition of the notes. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. The Internal Revenue Service may not agree with the statements made and conclusions reached in the discussion and may successfully asset a contrary position.
      As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined in section 7701(a)(30) of the Internal Revenue Code, have the authority to control all substantial decisions of the trust.
      Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. holders.
      The term “non-U.S. holder” means any beneficial owner of a note that is neither a U.S. holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.
      If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds notes, then the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.
U.S. Holders
      This discussion is a summary of the U.S. federal income tax consequences that will apply to U.S. holders. Certain U.S. federal income tax consequences applicable to non-U.S. holders of notes are described under the heading “— Non-U.S. Holders” below.

Stated Interest
      Stated interest on the notes will be treated as “qualified stated interest” for U.S. federal income tax purposes and generally will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or other Taxable Disposition of Notes
      Upon the sale, exchange, redemption or other taxable disposition of a note, other than pursuant to this exchange offer, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss generally will be measured by the difference, if any, between the amount realized on such disposition, except to the extent any amount realized is attributable to accrued but unpaid interest not previously included in income, which will be treated as such, and such holder’s adjusted tax basis in the sold, exchanged, redeemed or disposed notes.
      A U.S. holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in such note, decreased by the amount of any principal payments.
      Gain or loss recognized on the disposition of a note generally will be capital gain or loss and, if such holder has held the disposed note for more than one year at the time of disposition, long-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. To the extent that the amount realized is attributable to accrued but unpaid interest not previously included in income, such amount will be taxable as interest, as described under the heading “— Stated Interest” above.

Non-U.S. Holders
      The following is a summary of certain U.S. federal income tax consequences generally applicable to non-U.S. holders. Non-U.S. holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax consequences that may be relevant to their particular situations.

Interest
      Payments made and accruals of interest on the notes to a non-U.S. holder generally will be exempt from U.S. federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

•	the non-U.S. holder does not own, actually or constructively under applicable attribution rules, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Internal Revenue Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is directly or indirectly related to us by stock ownership within the meaning of the applicable sections of the Internal Revenue Code; and

•	the non-U.S. holder provides its name and address and certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other form, if applicable, that such holder is not a United States person for U.S. federal income tax purposes.
      The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. This certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are satisfied.
      A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal withholding tax at a gross rate of 30%, or such lower rate if provided in an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI or other applicable form. In such case, interest will be subject to U.S. federal income tax based on such non-U.S. holder’s net effectively connected income generally in a similar manner as if it were received by a U.S. holder. Corporate non-U.S. holders receiving interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.
      Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from U.S. federal income or withholding tax and branch profits tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to any applicable income tax treaties. A non-U.S. holder may meet these requirements by providing an IRS Form W-8BEN or appropriate substitute to us or our agent, whereby the non-U.S. holder certifies under penalty of perjury that it is entitled to treaty benefits and provides such non-U.S. holder’s U.S. taxpayer identification number.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes
      A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•	that gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or

•	in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, such holder is present in the United States for at least 183 days in the tax year of the sale or other disposition and certain other conditions exist.
      A non-U.S. holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, except as otherwise required by an applicable tax treaty. If such non-U.S. holder is a corporation, then it may also be subject to an additional “branch profits” tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will generally be subject to tax at a gross rate of 30% on the excess of all of such holder’s U.S. source gains during the tax year over any U.S. source losses during such tax year, except as otherwise required by an applicable tax treaty. To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of notes is attributable to accrued but unpaid interest not previously included in income, such amount will be treated as such, as described under the heading “— Interest” above.
Information Reporting and Backup Withholding

U.S. Holders
      Certain non-exempt U.S. holders will be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes. In addition, backup withholding, currently at a rate of 28%, may apply, unless the U.S. holder supplies a taxpayer identification number and other information, certified under penalty of perjury, or otherwise establishes, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the Internal Revenue Service.

Non-U.S. Holders
      We will, where required, report to non-U.S. holders and to the Internal Revenue Service the amount of any principal and interest paid on the notes. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized.
      Backup withholding tax, currently at a rate of 28%, will not apply to payments of interest with respect to which either the requisite certification that the non-U.S. holder is not a United States person for U.S. federal income tax purposes, has been received or an exemption has been otherwise established, provided, in each case, however, that neither we nor our paying agent, as the case may be, have actual knowledge or reason to know that the non-U.S. holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.
      Payments on the sale, exchange or other disposition of notes effected through a foreign office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with a trade or business within the United States for a specified three-year period, a foreign partnership with significant United States ownership or a United States branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge that the beneficial owner is a United States person that is not an exempt recipient.
      Information reporting and backup withholding will apply to payments effected at a United States office of any United States or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

      Backup withholding does not represent an additional income tax. Amounts withheld from payments to a non-United States holder under the backup withholding rules may be credited against the non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
CERTAIN ERISA CONSIDERATIONS
      The following is a summary of certain considerations associated with the acquisition of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the RHD or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
      Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation
      Accordingly, by acceptance of a note, each acquirer and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase or holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase or holding of the notes.
LEGAL MATTERS
      The validity of the exchange notes offered hereby will be passed upon for us by Robert J. Bush, our Vice President, General Counsel and Corporate Secretary. As of May 1, 2005, Mr. Bush held 2,515 shares of common stock and had been granted options to purchase another 114,362 shares of our common stock and stock appreciation rights with respect to another 47,596 shares of our common stock.
EXPERTS
      Our consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of R.H. Donnelley Publishing & Advertising, Inc. as of December 31, 2004 and 2003 and for the years then ended incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The combined consolidated financial statements of the directory publishing operations of Sprint as of December 31, 2002 and for the year then ended appearing in R.H. Donnelley’s Form 10-K/A for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of R.H. Donnelley APIL Inc. as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Don Tech II Partnership as of December 31, 2003 and for the eight months ended August 31, 2004 and years ended December 31, 2003 and December 31, 2002 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Don Tech II Partnership as of December 31, 2004 and for the four months ended December 31, 2004 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC and its subsidiary as of December 31, 2004 and for the four months ended December 31, 2004 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of R.H. Donnelley Publishing & Advertising of Illinois Partnership as of December 31, 2004 and for the four months ended December 31, 2004 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.
      The combined financial statements of Ameritech Publishing of Illinois, Inc. and Ameritech Publishing of Illinois Partners Partnership as of August 31, 2004 and December 31, 2003 and for the eight-month period ended August 31, 2004 and for each of the two years in the period ended December 31, 2003 appearing in R.H. Donnelley’s Form 10-K/A for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
      We file reports and other information with the SEC. These reports and other information can be read and copied at the SEC’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including ours. In addition, our common stock is listed on the New York Stock Exchange and its reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
Incorporation by Reference
      The SEC allows us to “incorporate by reference” the documents that we file with the SEC, and therefore, we are incorporating by reference certain documents that we file with the SEC into this prospectus. This means that we are disclosing information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus or a later filed document also incorporated by reference herein. Some information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.
      We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (Commission File No. 333-59287);

•	Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004 (Commission File No. 333-59287);

•	Annual Report on Form 10-K for the year ended December 31, 2004 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed May 13, 2005 under Item 8.01 and 9.01 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed May 12, 2005 under Item 5.02 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed May 6, 2005 under Item 4.02 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed March 30, 2005 under Item 8.01 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed March 2, 2005 under Item 1.01 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed January 19, 2005 under Items 1.01, 2.03 and 9.01 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed January 11, 2005 under Items 8.01 and 9.01 (Commission File No. 333-59287);

•	Current Report on Form 8-K filed January 11, 2005 under Items 1.01 and 9.01 (Commission File No. 333-59287); and

•	Current Report on Form 8-K filed January 6, 2005 under Item 5.02 (Commission File No. 333-59287).
      We will provide, without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Investor Relations, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, telephone (919) 297-1529.

$300,000,000
R.H. Donnelley Corporation
6 7/8% Senior Notes due 2013

PROSPECTUS

May      , 2005

PART II

Item 20.	Indemnification of Directors and Officers
      Our certificate of incorporation provides that we will indemnify, to the full extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of our board of directors or an officer. We may indemnify, to the extent permitted or authorized under applicable law, as it may from time to time be amended and including Delaware General Corporation Law Section 145, any person made a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of ours, or is or was serving at our request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our certificate is not exclusive of any other rights to which any person seeking indemnification may be entitled under our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. This extends to both his or her official actions and his or her actions in another capacity while holding a position with us. Further, coverage shall continue as to a person who has ceased to be our director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.
      Section 145 of the Delaware General Corporation Law provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

In accordance with our certificate of incorporation, we have purchased directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers.

Item 21.	Exhibits
      The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit
Number	Description of Exhibits

2.1	Stock Purchase Agreement, dated as of September 21, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

2.2	Supplemental Agreement to Stock Purchase Agreement, dated as of December 31, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request

2.3	Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among R.H. Donnelley Corporation and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

2.4	Purchase Agreement dated as of July 28, 2004 by and among R.H. Donnelley Corporation, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on August 2, 2004, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

2.5	Amendment No. 1 to the Purchase Agreement, dated as of September 1, 2004, by and among R.H. Donnelley Corporation, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

4.1	Indenture, dated as of January 14, 2005, among R.H. Donnelly Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 19, 2005). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

4.2	Form of 6 7/8% Senior Notes due 2013 (included in Exhibit 4.1)

Exhibit
Number	Description of Exhibits

4.3	Rights Agreement, dated as of October 27, 1998, between R.H. Donnelley Corporation and First Chicago Trust Company (incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 5, 1998, Commission File No. 001-07155)

4.4	Amendment No. 1 to Rights Agreement, dated as of February 26, 2001, by and among R.H. Donnelley Corporation, First Chicago Trust Company of New York (as initial Rights Agent) and The Bank of New York (as successor Rights Agent) (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 28, 2001, Commission File No. 001-07155)

4.5	Amendment No. 2 to Rights Agreement, dated as of September 21, 2002, between the Company and The Bank of New York, as successor Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155)

4.6	Form of Warrant Agreement, dated as of November 25, 2002, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155)

4.7	Form of Warrant Agreement, dated January 3, 2003, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155)

4.8	Registration Rights Agreement, dated as of November 25, 2002, among the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2002, Commission File No. 001-07155)
4.9	Indenture dated as of December 3, 2002 between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

4.10	Supplemental Indenture dated as of January 3, 2003 among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.14 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.11	Form of 8 7/8% Senior Notes due 2010 (included in Exhibit 4.10)

4.12	Guarantees relating to the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.16 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.13	Indenture dated as of December 3, 2002 between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

4.14	Supplemental Indenture dated as of January 3, 2003 among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.15	Form of 10 7/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.14)

Exhibit
Number		Description of Exhibits

4.16		Guarantees relating to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.20 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.17		Second Supplemental Indenture dated as of January 9, 2004 among R.H. Donnelley Inc., as Issuer, the Company and other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.21 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, Commission File No. 001-07155)

4.18		Second Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., the guarantors party thereto and The Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

4.19		Third Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., the guarantors party thereto and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

4.20		Senior Guarantees relating to Second Supplemental Indenture to the Indenture governing the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)
4.21		Senior Subordinated Guarantees relating to the Third Supplemental Indenture to the Indenture governing the 10 7/8% Notes due 2012 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

5	.1*	Opinion of Robert J. Bush, General Counsel of Donnelley

12	.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges

23	.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23	.2**	Consent of Ernst & Young LLP, Independent Auditors

23	.3**	Consent of Ernst & Young LLP, Independent Auditors

24	.1*	Power of Attorney

25	.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 6 7/8% Senior Notes due 2013 of the Registrant

99	.1*	Form of Letter of Transmittal with respect to the Exchange Offer

99	.2*	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer

99	.3*	Letter to the Clients

99	.4*	Letter to Depository Trust Company Participants

*	Previously filed.

**	Filed herewith.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 and 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cary, North Carolina on May 25, 2005.

R.H. Donnelley Corporation

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President, General Counsel
and Corporate Secretary
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been duly signed by the following persons in the capacities and on the date indicated.

* (David C. Swanson)	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2005

* (Steven M. Blondy)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2005

* (Robert A. Gross)	Vice President and Controller (Principal Accounting Officer)	May 25, 2005

* (Nancy E. Cooper)	Director	May 25, 2005

(Scott N. Flanders)	Director

* (Robert R. Gheewalla)	Director	May 25, 2005

* (Robert Kamerschen)	Director	May 25, 2005

* (Terence M. O’Toole)	Director	May 25, 2005

(Alan F. Schultz)	Director

* (Edwina Woodbury)	Director	May 25, 2005

* (David M. Veit)	Director	May 25, 2005

* (Barry Lawson Williams)	Director	May 25, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC herewith, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

2.1	Stock Purchase Agreement, dated as of September 21, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

2.2	Supplemental Agreement to Stock Purchase Agreement, dated as of December 31, 2002, by and among the Company, Sprint Corporation and Centel Directories LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request

2.3	Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among R.H. Donnelley Corporation and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

2.4	Purchase Agreement dated as of July 28, 2004 by and among R.H. Donnelley Corporation, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on August 2, 2004, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

2.5	Amendment No. 1 to the Purchase Agreement, dated as of September 1, 2004, by and among R.H. Donnelley Corporation, Ameritech Corporation and Ameritech Publishing, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

4.1	Indenture, dated as of January 14, 2005, among R.H. Donnelly Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 19, 2005). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

4.2	Form of 6 7/8% Senior Notes due 2013 (included in Exhibit 4.1)

4.3	Rights Agreement, dated as of October 27, 1998, between R.H. Donnelley Corporation and First Chicago Trust Company (incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 5, 1998, Commission File No. 001-07155)

4.4	Amendment No. 1 to Rights Agreement, dated as of February 26, 2001, by and among R.H. Donnelley Corporation, First Chicago Trust Company of New York (as initial Rights Agent) and The Bank of New York (as successor Rights Agent) (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 28, 2001, Commission File No. 001-07155)

4.5	Amendment No. 2 to Rights Agreement, dated as of September 21, 2002, between the Company and The Bank of New York, as successor Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002, Commission File No. 001-07155)

4.6	Form of Warrant Agreement, dated as of November 25, 2002, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155)

4.7	Form of Warrant Agreement, dated January 3, 2003, between the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 17, 2003, Commission File No. 001-07155)

Exhibit
Number	Description of Exhibits

4.8	Registration Rights Agreement, dated as of November 25, 2002, among the Company and investment partnerships affiliated with The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2002, Commission File No. 001-07155)

4.9	Indenture dated as of December 3, 2002 between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request

4.10	Supplemental Indenture dated as of January 3, 2003 among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.14 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.11	Form of 8 7/8% Senior Notes due 2010 (included in Exhibit 4.10)

4.12	Guarantees relating to the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.16 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.13	Indenture dated as of December 3, 2002 between R.H. Donnelley Inc. (as successor to R.H. Donnelley Finance Corporation I), as Issuer, and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155). The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request
4.14	Supplemental Indenture dated as of January 3, 2003 among R.H. Donnelley Inc., as Issuer, the Company and the other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.15	Form of 10 7/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.14)

4.16	Guarantees relating to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.20 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2003, Commission File No. 001-07155)

4.17	Second Supplemental Indenture dated as of January 9, 2004 among R.H. Donnelley Inc., as Issuer, the Company and other guarantors signatory thereto, as Guarantors, and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.21 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, Commission File No. 001-07155)

4.18	Second Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., the guarantors party thereto and The Bank of New York, as Trustee, with respect to the 8 7/8% Senior Notes due 2010 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

4.19	Third Supplemental Indenture, dated as of September 1, 2004, by and among R.H. Donnelley Inc., the guarantors party thereto and The Bank of New York, as Trustee, with respect to the 10 7/8% Senior Subordinated Notes due 2012 of R.H. Donnelley Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

4.20	Senior Guarantees relating to Second Supplemental Indenture to the Indenture governing the 8 7/8% Senior Notes due 2010 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

Exhibit
Number		Description of Exhibits

4.21		Senior Subordinated Guarantees relating to the Third Supplemental Indenture to the Indenture governing the 10 7/8% Notes due 2012 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004, Commission File No. 001-07155)

5	.1*	Opinion of Robert J. Bush, General Counsel of Donnelley

12	.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges

23	.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23	.2**	Consent of Ernst & Young LLP, Independent Auditors

23	.3**	Consent of Ernst & Young LLP, Independent Auditors

24	.1*	Power of Attorney

25	.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee of the 6 7/8% Senior Notes due 2013 of the Registrant

99	.1*	Form of Letter of Transmittal with respect to the Exchange Offer

99	.2*	Form of Notice of Guaranteed Delivery with respect to the Exchange Offer

99	.3*	Letter to the Clients

99	.4*	Letter to Depository Trust Company Participants

*	Previously filed.

**	Filed herewith.